UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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MGM Resorts International

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PARK MGM

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 1, 2019 at 2:00 p.m. Pacific Time
MGM Grand Conference Center
4701 Koval Lane | Las Vegas, NV 89109

MGM RESORTS INTERNATIONAL®

2019

PARK MGM LAS VEGAS

LETTER FROM OUR CHAIRMAN

Dear Fellow MGM Resorts International Stockholders:

2018 was another year of numerous achievements for MGM Resorts International (“MGM Resorts”). We reported consolidated net revenues of $11.8 billion, net income attributable to MGM Resorts of $467 million and consolidated Adjusted Property EBITDA of $3.3 billion. Our Las Vegas Strip Resorts achieved net revenues of $5.7 billion and Adjusted Property EBITDA of $1.7 billion. Our Regional Operations had a strong year with net revenues of $2.9 billion and Adjusted Property EBITDA of $759 million. In Macau, MGM China Holdings Limited’s (“MGM China”) net revenues were $2.4 billion and Adjusted Property EBITDA was $568 million.

In 2018, your Company concluded a significant development cycle with the opening of two new properties: MGM Cotai and MGM Springfield, and the completed renovations of Park MGM and NoMad Las Vegas. We expect these resorts, as they ramp up, will amplify our free cash flow to strengthen our balance sheet and return capital to shareholders.

MGM Resorts also continued to invest in targeted opportunities to grow our competitive advantages. We announced two accretive transactions with MGM Growth Properties to gain entry into the New York and Ohio markets. In Las Vegas, we further cemented our leadership in conventions with the 200,000 square foot expansion of ARIA’s convention space in early 2018, followed by the 250,000 square foot expansion at MGM Grand in January 2019. As an entertainment powerhouse, we are excited by the new offerings that we have introduced to our guests, and in 2018, MGM Resorts sold 8.6 million tickets for 8,026 shows in aggregate. Park Theater at Park MGM has been a resounding success and is now home to a great lineup of extended engagements such as Lady Gaga and Bruno Mars. T-Mobile Arena completed a successful inaugural season of the city’s first major league sports franchise with the Vegas Golden Knights advancing to the Stanley Cup Finals. Our own WNBA team, the Las Vegas Aces, also made its debut in 2018 at the Mandalay Bay Events Center.

Since the overturning of The Professional and Amateur Sports Protection Act of 1992 in May 2018, sports betting continues to roll out across the country and MGM Resorts is well-positioned to become a leader in the marketplace. We created a world-class sports betting and online gaming platform in the U.S. through the formation of our venture with GVC Holdings PLC and have partnered with numerous professional sports leagues and organizations for market access. We believe these investments will allow us to achieve long-term growth for MGM Resorts, especially through the convergence of sports betting, live sporting event offerings, and interactive experiences.

While we are focused on targeted opportunities such as sports betting and participating in Japan’s integrated resort market, we continue to return excess cash to shareholders through buybacks and dividends. In 2018, we repurchased $1.3 billion of our common stock and distributed $261 million to shareholders via our quarterly dividend of $0.12 per share, which was recently increased to $0.13.

As we continue to evolve, our deeply rooted dedication to Environment, Social and Governance (“ESG”) issues continues to strengthen. We take pride in our ability to help build and empower our communities. We not only have been recognized in the areas of diversity and inclusion, community investment, and environmental sustainability, but we are also gratified to be acknowledged as the employer of choice. In 2018, MGM Resorts was voted Forbes #13 World’s Best Employers.

Beyond 2018, we look forward to executing our MGM 2020 plan to reduce costs and improve efficiencies. We are pleased with the momentum we are already driving, thanks to the hard work of our over 83,000 employees around the world and their dedication to maximize free cash flow and shareholder value. I would also like to thank our committed shareholders for their continued support as we remain on our path to long-term growth.

Regards,
James J. Murren Chairman of the Board and Chief Executive Officer

March 20, 2019

*See “Reconciliations and Non-GAAP Financial Measures” for an explanation of the computation of Adjusted Property EBITDA.

Statements in this letter and in this Proxy Statement that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. MGM Resorts International (the “Company”) has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook, the Company’s ability to generate free cash flow growth, return capital to shareholders, and the Company’s ability to execute its strategic plan, capital allocations strategy, and deliver on its 2020 goals and the Company’s ability to achieve its ESG or corporate social responsibility (“CSR”) goals. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2019	to approve, on an advisory basis, the compensation of our named executive officers	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Stockholders of record at the close of business on March 7, 2019 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, provide recent evidence of stock ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 1, 2019 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

James J. Murren

Chairman of the Board and

Chief Executive Officer

March 20, 2019

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

2019 Annual Meeting of Stockholders

2019 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 1, 2019

2:00 p.m. Pacific Time

MGM Grand

MGM Grand Conference Center, 3rd Floor

4701 Koval Lane

Las Vegas, Nevada 89109

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 20, 2019, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2018 accompanies this Proxy Statement.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 1, 2019. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 7, 2019 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 7, 2019, there were 536,917,386 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on April 30, 2019. If you are a stockholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your Common Stock and bring such proxy with you to hand in with your ballot.

MGM Resorts International 2019 Proxy Statement	1

2019 Annual Meeting of Stockholders

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this Proxy Statement and on the Proxy Card	24	✓
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	37	✓
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	39	✓

By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present in person or represented by proxy.

QUORUM AND VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2019 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3. Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Abstentions do not count as votes “against” and have no effect with respect to the election of directors. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines (as defined below). With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for

2	MGM Resorts International 2019 Proxy Statement

2019 Annual Meeting of Stockholders

purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

ADJOURNMENT

In accordance with the Company’s Amended and Restated Bylaws, the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

HOW TO REVOKE OR CHANGE YOUR VOTE

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on April 30, 2019.

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

COSTS OF AND PARTICIPANTS IN SOLICITATION

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, internet (including by email, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

COPIES OF PROXY MATERIALS

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about March 20, 2019, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

MGM Resorts International 2019 Proxy Statement	3

2019 Annual Meeting of Stockholders

DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

STOCKHOLDER OUTREACH

We understand the importance of assessing our corporate governance and executive compensation practices regularly, and fiscal 2018 marked another year that members of senior management, together with a member of the Compensation Committee, have engaged in stockholder outreach activities. As a result of our outreach program, we believe that our shareholders support our compensation practices. Our 2018 proposal to approve, on an advisory basis, the 2017 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 89% of the votes cast. In November and December of 2018, a member of the Compensation Committee discussed the results of the 2018 say-on-pay vote and executive compensation matters generally with nine of our institutional shareholders, which totaled approximately 34.9% of our shareholder base. In addition, members of the Board met separately with one institutional shareholder (representing approximately 3% of our shareholder base) to obtain such shareholder’s views on the Company generally. Based on the positive results of the 2018 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2018 say-on-pay vote.

4	MGM Resorts International 2019 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AT A GLANCE

✓	Robust Director Nominee Selection Process	✓	Realignment of Board Committees and Chair Assignments in 2016

✓	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✓	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✓	Annual Election of Directors with Majority Voting Standard	✓	Award-Winning Commitment to Sustainability

✓	Annual Board and Committee Self-Evaluations	✓	Anti-Hedging, Anti-Pledging and Clawback Policies

✓	Board Orientation and Continuing Education Program	✓	Executive and Director Stock Ownership Guidelines

✓	Codes of Conduct for Directors and Employees	✓	Adopted a Proxy Access Right
✓	Lead Independent Director Role with Significant Responsibilities	✓	Annual “Say on Pay” Advisory Vote

✓	Stockholder Ability to act by Written Consent

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Corporate Governance Guidelines.”

CODE OF CONDUCT

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Resorts International Securities Trading Policy.” A summary of material amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Summary of Amendments and Waivers to Code of Business Conduct and Ethics and Conflict of Interest Policy.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

MGM Resorts International 2019 Proxy Statement	5

Corporate Governance

DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and, in some respects, exceed the independence requirements established by the NYSE’s listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Bible, Ms. Gay, Ms. Herman, Mr. Hernandez, Mr. Kilroy, Ms. McKinney-James, Mr. Meister, Mr. Salem, Mr. Spierkel, Ms. Swartz, and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE.

All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors, as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors. Under these guidelines, each director was expected to accumulate, by December 31, 2018 (or, if later, by December 31 of the fifth year following the year he or she becomes a director), Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after April 2012 until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

PROXY ACCESS

In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, is generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria and stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

DIRECTOR RETIREMENT AGE

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis. As of the date hereof, Mr. Bible has reached the Board’s recommended retirement age and has not been nominated for re-election to the Board.

6	MGM Resorts International 2019 Proxy Statement

Corporate Governance

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

Following the annual meeting in 2018, the Board consisted of 12 directors. As of the date hereof, the Board consists of 13 directors. In 2018, the Board met 12 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee. Directors are expected to attend each annual meeting of stockholders, either in person or telephonically. All members of the Board attended last year’s annual meeting.

Each director attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served.

The table below provides membership as of December 31, 2018 and meeting information for the Board Committees.

COMMITTEE MEMBERSHIP
WILLIAM A. BIBLE	🌑		🌑
MARY CHRIS GAY	🌑	🌑
WILLIAM W. GROUNDS				🌑
ALEXIS M. HERMAN			CHAIR	🌑
ROLAND HERNANDEZ (LID)	🌑	CHAIR		🌑
JOHN KILROY*	🌑		🌑	🌑
ROSE MCKINNEY-JAMES		🌑		CHAIR
JAMES J. MURREN
PAUL SALEM**	🌑			🌑
GREGORY M. SPIERKEL	CHAIR		🌑
JAN G. SWARTZ***		🌑	🌑
DANIEL J. TAYLOR		🌑	🌑
Total Number of Meetings in 2018	11	8	5	4

*	Mr. Kilroy ceased to be a member of the Audit Committee and was appointed as a member of the Corporate Social Responsibility Committee on May 3, 2018.

**	Mr. Salem was appointed to the Board on August 22, 2018 and was appointed as a member of the Audit and Corporate Social Responsibility Committees on the same date.

***	Ms. Swartz was appointed to the Board on March 14, 2018 and was appointed as a member of the Compensation Committee and Nominating/Corporate Governance Committees on May 3, 2018.

MGM Resorts International 2019 Proxy Statement	7

Corporate Governance

Below is a summary of the composition and responsibilities of our Audit, Compensation, Nominating/Corporate Governance and Corporate Social Responsibility Committees, each of which has a written charter available on our website at mgmresorts.investorroom.com/corporate-governance under the captions “Audit Committee Charter,” “Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” and “Corporate Social Responsibility Committee Charter.”

AUDIT COMMITTEE MEMBERS: Gregory M. Spierkel, Chair William A. Bible Mary Chris Gay Roland Hernandez Paul Salem INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All

•  Provides independent, objective oversight of our financial reporting system

•  Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

•  Reviews the independence and performance of our internal auditors and independent registered public accounting firm

•  Reviews our compliance with legal and regulatory requirements

•  Approves the report that is required to be included in this Proxy Statement

•  Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

•  Meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board

•  A member of the Audit Committee is designated to serve as liaison to our Compliance Committee;[1] in 2018, Mr. Bible was the designee

COMPENSATION COMMITTEE MEMBERS: Roland Hernandez, Chair Mary Chris Gay Rose McKinney-James Jan G. Swartz Daniel J. Taylor INDEPENDENT: All

•  Ensures that the compensation program for our executives is effective in attracting and retaining key officers

•  Ensures that the compensation program for our executives links compensation to performance and our overall business strategy

•  Ensures that the compensation program for our executives is administered in a fair and equitable fashion that is aligned with stockholders’ interests

•  Establishes, implements and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance based incentive plans and administers and approves the grants of share-based awards under our Amended and Restated 2005 Omnibus Incentive Plan

•  Authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation

•  Approves the annual Compensation Committee report appearing in this Proxy Statement

•  Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

•  Reviews at least annually the Company’s compensation policies and practices generally as they relate to the Company’s risk management practices

[1]

We have established a Compliance Committee of professionals who do not serve on our Board (the “Compliance Committee”) to oversee procedures designed to decrease the likelihood that any activities of the Company or any our affiliates would impugn our reputation or integrity in any of the specific jurisdictions in which we maintain gaming operations, or in the gaming industry in general. We are required by the Nevada Gaming Authorities and the New Jersey Administrative Code to maintain such a Compliance Committee and an associated Compliance Plan.

8	MGM Resorts International 2019 Proxy Statement

Corporate Governance

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Alexis M. Herman, Chair William A. Bible John Kilroy Gregory M. Spierkel Jan G. Swartz Daniel J. Taylor INDEPENDENT: All

•  Ensures overall adherence to corporate governance practices

•  Selects director nominees to be recommended to the Board

•  Oversees the implementation of the Corporate Governance Guidelines

•  Develops and makes recommendations to the Board for specific criteria for selecting directors

•  Reviews and makes recommendations to the Board with respect to membership on committees of the Board

•  Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer and our other key executive officers

•  Oversees the annual self-evaluations of the Board

•  Oversees the orientation program for new directors and continuing education for directors

•  Follows developments regarding corporate governance and best practices related thereto

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair William W. Grounds Alexis M. Herman Roland Hernandez John Kilroy Paul Salem

•  Assists the Board in guiding our comprehensive CSR initiatives, which reflect strategic business imperatives and our core belief that we should be a responsible corporate citizen in our policies and business practices, including in the crucial areas of diversity and inclusion, philanthropy and community investment, and environmental sustainability

•  Fosters the essential components of our corporate creed: equal opportunity, support of the economically disadvantaged, volunteerism, community service and environmental preservation

•  Supports effective integration of diversity strategies into our major business functions and operations

•  Leads our philanthropy initiative by providing support—through financial contributions, in-kind donations, volunteer service, participation in local civic organizations and community collaboration—to institutions, organizations and good works that enhance the sustainability of the host communities in which we principally operate

•  Leads our environmental sustainability initiative—the “Green Advantage”— to reduce the impacts of our business on our natural environment

•  Promotes an inclusive work environment and culture that are compatible with and respectful of the diversity of our employees, customers and business invitees, and that maximize employee engagement in accomplishment of our mission and business objectives

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

MGM Resorts International 2019 Proxy Statement	9

Corporate Governance

DIRECTOR SELECTION PROCESS

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes:

•	leadership abilities;

•	financial acumen;

•	general and special business experience and expertise;

•	industry knowledge;

•	government experience;

•	other public company directorships;

•	high ethical standards;

•	independence;

•	sound judgment;

•	interpersonal skills;

•	overall effectiveness; and

•	ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its Board members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

The table below is a summary of the range of skills and experiences that each director nominee brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications and diversity that each director offers, and the fact that a particular skill, experience or qualification is not listed does not mean that a director does not possess it.

Skills & Qualifications

	Leadership Experience	Financial Experience	Industry Experience	Public Company Directorship Experience	Government Experience
Mary Chris Gay	✓	✓	✓
William W. Grounds	✓	✓	✓	✓
Alexis M. Herman	✓	✓		✓	✓
Roland Hernandez	✓	✓	✓	✓
John Kilroy	✓	✓	✓	✓
Rose McKinney-James	✓	✓	✓	✓	✓
Keith A. Meister	✓	✓	✓	✓
James J. Murren	✓	✓	✓	✓
Paul Salem	✓	✓		✓
Gregory M. Spierkel	✓	✓		✓
Jan G. Swartz	✓	✓	✓
Daniel J. Taylor	✓	✓	✓	✓

10	MGM Resorts International 2019 Proxy Statement

Corporate Governance

As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis. As of the date hereof, Mr. Bible has reached the Board’s recommended retirement age and has not been nominated for re-election to the Board.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Nominating/Corporate Governance Committee also retains an independent third-party search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Currently, our Chief Executive Officer, Mr. Murren, also serves as the Chairman of the Board. The Board believes that the Company and its stockholders are best served by having Mr. Murren act in both positions. Further, our Corporate Governance Guidelines, policies and practices, combined with the strength of our independent directors and the role of the Lead Independent Director (discussed below) minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board.

Mr. Hernandez is our Lead Independent Director. Mr. Hernandez has significant experience on the Board, serving as an independent director since 2002. He is also chair of the Compensation Committee and serves on the Audit Committee and the Corporate Social Responsibility Committee. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for stockholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Stockholder and Interested Parties Communications with Directors” below.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by the Lead Independent Director, who is elected by and serves at the pleasure of the independent members of the Board. The Lead Independent Director is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion, or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Lead Independent Director or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by the Lead Independent Director.

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Corporate Governance

DIRECTOR EMERITUS DESIGNATION

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chairman of the Board to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

In June 2012, the Board designated Melvin B. Wolzinger, a member of our Board from 2000 to 2012, and a pioneer in the gaming and hospitality industry and a prominent community leader, as Director Emeritus and Goodwill Ambassador. In June 2014, the Board designated Willie D. Davis, a member of our Board from 1989 to 2014, and a renowned business leader who has served on numerous public company boards during his distinguished career, as Director Emeritus. In 2018, our Board elected Mr. Wolzinger and Mr. Davis to new terms as Directors Emeritus.

DIRECTOR CONTINUING EDUCATION

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

RISK MANAGEMENT

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, cyber-security risk and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Nominating/Corporate Governance Committee has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

BOARD DIVERSITY

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at mgmresorts.investorroom.com/corporate-governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such

12	MGM Resorts International 2019 Proxy Statement

Corporate Governance

as race and gender. As shown below, we believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds of our directors.

STOCKHOLDER AGREEMENTS

In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The agreement provides Infinity World certain director nomination rights contingent upon ownership of at least 5% of our outstanding Common Stock. Infinity World’s current beneficial ownership of our Common Stock is under 5%. Infinity World’s director nomination rights will apply if its ownership were to increase to at least 5% of our outstanding Common Stock in the future. The Board is recommending Mr. Grounds, who prior to 2015 was appointed to the Board pursuant to the agreement, for re-election as a director at its discretion.

The agreement with Infinity World provides that, as long as Infinity World and its affiliates (collectively, the “Infinity World group”) beneficially own at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board.

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all

MGM Resorts International 2019 Proxy Statement	13

Corporate Governance

required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2018, except that two Forms 4, each reporting one transaction, were filed late for Mr. Salem. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS

We encourage you to view our corporate governance materials on our website,
http://mgmresorts.investorroom.com. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

• Board Committee Charters – audit committee charter – compensation committee charter – nominating corporate governance committee charter – corporate social responsibility committee charter	• Corporate Governance Guidelines • Code of Business Conduct and Ethics and Conflict of Interest Policy

RISK OVERSIGHT

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

CORPORATE SOCIAL RESPONSIBILITY

Philosophy

Our aspiration to be the best of the best at whatever we do fuels our social and environmental responsibility commitments as well as our industry-leading hospitality and entertainment business. We strive to maximize long-term sustainable growth in profit and shareholder value through ethical competition, cutting-edge innovation and first-rate service and products. Just as important is our realization that we, our communities and society, and our planet continuously interact as parts of the dynamic, interconnected global economic value chain. The privilege of doing business and generating returns on our shareholders’ investment comes with immense responsibility toward our stakeholders, our communities and stewardship of our environmental resources.

Governance

We are an industry and national leader in progressive CSR practices. Through a circle of continuous, collaborative interaction among our Board, executive leadership and other levels of management and our employees, we constantly seek new pathways, new strategies and new practices that realize our CSR vision.

Our Chairman and CEO and the CSR Committee of our Board guide our CSR policy and priorities, and monitor performance across the Company each year. Our senior management CSR Committee serves as a bridge between our board and management, and steers practical implementation of our CSR policies and metrics. Our dedicated diversity and inclusion and community engagement teams, and our environmental sustainability division – spearheaded by our Chief Diversity and Corporate Responsibility Officer, and our Chief Sustainability Officer, respectively – are charged with strategy formulation, CSR program execution and operations, collaboration across our business units and reporting to

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Corporate Governance

senior management and our Board. Our CSR principles guide our values and daily cultural life, our annual strategic planning and business operations, our customer focus and our stakeholder relationships.

STRATEGIC PRIORITIES

We embed responsible people, community and environmental practices into sustainable business operations that maximize shareholder value. Four strategic priorities guide our work.

Fostering Diversity & Inclusion	Investing in Community	Caring for One Another	Protecting the Planet
• Talent management • Diverse and inclusive work culture • Customer, supply chain & stakeholder engagement	• Workforce development • Community development • Responsible gaming	• Volunteerism • Employee giving • Corporate philanthropy	• Climate leadership • Sustainable design & construction • Responsible operating practices

Current Initiatives

Fostering Diversity & Inclusion	Investing in Community

•   Cultivate a best-quality global workforce that reflects our communities.

•   Create welcoming, inclusive environments everywhere we operate.

•   Cultivate diversity and inclusion in our customer markets, supply chain and external stakeholder relationships to accelerate business growth and expand Company goodwill around the world.

•   Expand pathways to economic security for our workforce.

•   Provide economic opportunity and enhance the social and cultural fabric in the communities where we operate.

•   Promote responsible gaming practices and tools that keep gambling safe, fun and entertaining.

Caring for One Another	Protecting the Planet

•   Drive positive social impact and boost employee engagement through employee volunteerism.

•   Instill philanthropic commitment and pride in our employees through The MGM Resorts Foundation.

•   Support our host communities’ unique challenges through Company giving.

• Leverage our actions and advocacy to be a global leader on climate change. • Design and build with tomorrow in mind. • Reduce negative environmental impacts of our operations.

MGM Resorts International 2019 Proxy Statement	15

Corporate Governance

(1)	Diversity statistics based on company records as of December 31, 2018. All recognitions noted were received in 2018.

(2)	Voluntary community service hours and foundation giving based on company records from January 1, 2018 through December 31, 2018. Recognitions noted were received in 2018.

(3)

Sustainability data points reflect (i) LED installations from 2013 through 2018, (ii) diversion of 800,000 tons of materials from landfills from 2008 through 2017, (iii) 5.6 billion in gallons of water saved from 2008 through 2017 and (iv) the donation of 650,000 pounds of unserved food from 2016 through 2018.

(4)	Projects occurred during fiscal years 2007 to 2017, and were comprised of (i) 200 capitalized lighting, mechanical and building systems upgrades and (ii) 15 property-level LED lighting upgrades.

Our 2017 Corporate Social Responsibility Annual Report and information on our initiatives are maintained on our website at mgmresorts.com/en/company/csr.html. The 2017 Corporate Social Responsibility Annual Report and the information on, or accessible through, our website is not part of or incorporated by reference into this Proxy Statement.

16	MGM Resorts International 2019 Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

2018 DIRECTOR COMPENSATION

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity, and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation and in 2018, at the recommendation of the Company’s compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”) based on director compensation levels at peer group companies, increased the annual cash retainer for Board members from $70,000 to $90,000 and increased the annual retainer for committee chairs from $15,000 to $20,000. F.W. Cook developed its recommendations based on its review of non-employee director compensation practices at the Company’s peer companies (these peer companies are discussed on page 45 of this Proxy Statement) and trends in non-employee director compensation.

The following table sets forth information regarding independent director compensation for 2018. Mr. Grounds does not receive any compensation for serving on our Board, other than benefits provided under our M life Express Comps program pursuant to the Company’s Facility Use Policy (as described below).

NAME	FEES EARNED OR PAID IN CASH		STOCK AWARDS(A)(B)		ALL OTHER COMPENSATION(C)	TOTAL
William A. Bible	$135,000	(D)	$150,000	(F)	$3,300	$288,300
Mary Chris Gay	132,500	(E)	150,000		13,200	295,700
William W. Grounds	—		—		13,200	13,200
Alexis M. Herman	143,750		150,000		13,200	306,950
Roland Hernandez	203,750		150,000	(F)	13,200	366,950
John Kilroy	125,000	(F)	150,000	(F)	13,200	288,200
Rose McKinney-James	153,750	(G)	150,000	(F)	13,200	316,950
Paul Salem	65,000	(F)	112,500		9,900	187,400
Gregory M. Spierkel	143,750		150,000	(F)	13,200	306,950
Jan G. Swartz	115,000		187,500		13,200	315,700
Daniel J. Taylor	125,000		150,000	(F)	13,200	288,200

(A)

The amount reflected in this column is the grant date fair value of awards granted during 2018, computed in accordance with FASB ASC 718. Each non-management director, except Mr. Grounds, received a grant of 4,795 RSUs in May 2018, which will vest on May 1, 2019, the date of our 2019 annual meeting of stockholders. Additionally, Ms. Swartz received a pro-rata RSU grant with a grant date fair value equal to $37,500 on March 14, 2018 when she was appointed by the Board to serve as a Member of the Board. That award vested on May 2, 2018 in connection with the 2018 annual meeting of stockholders. In addition, Mr. Salem was appointed by the Board to serve as a member of the Board on August 22, 2018, at which time he received a pro-rated RSU grant of $112,500. That award will vest on the date of our 2019 annual meeting of stockholders, which is May 1, 2019.

(B)

At December 31, 2018, each non-management director held the following shares of RSUs, which were granted in 2018 and are not fully vested and deferred stock units (including DEUs associated with these awards): Mr. Bible, 38,971; Ms. Gay, 4,856; Ms. Herman, 4,856; Mr. Hernandez, 4,856; Mr. Kilroy, 9,629; Ms. McKinney-James, 40,336; Mr. Salem, 6,440; Mr. Spierkel, 39,608; Ms. Swartz, 4,856; and Mr. Taylor, 71,059.

(C)	Reflects the incremental cost to the Company of providing directors with benefits under our M life Express Comps program pursuant to the Company’s Facility Use Policy (as described below).

(D)	Includes an annual retainer of $10,000 for his role as liaison to Compliance Committee.

(E)	Includes an annual retainer of $7,500 for a visit to, and attending meetings in, a key area of interest.

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Director Compensation

(F)	All or a portion of these amounts were deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(G)	Includes an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

INDEPENDENT DIRECTOR COMPENSATION STRUCTURE

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee (with a limit of two committees per director) and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as Lead Independent Director, an annual fee for service as liaison to the Compliance Committee of the Company, and an annual fee for engaging in annual diligence review and strategic oversight in key areas of interest, which may include traveling from time to time. Independent directors also receive an annual equity incentive award. For 2018, independent director cash compensation was structured as follows:

Annual Retainer	$90,000*
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$20,000**
Additional Annual Retainer for Liaison to Compliance Committee	$10,000
Additional Annual Retainer for Engaging in Diligence Review in Key Areas of Interest	$7,500
Per-Meeting Fees	None

*	Reflects an increase of $20,000 approved by the Board of Directors on May 3, 2018.

**	Reflects an increase of $5,000 approved by the Board of Directors on May 3, 2018.

Directors are reimbursed for expenses to attend Board and committee meetings. In 2018, Ms. McKinney-James received an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

Each independent director received a grant of 4,795 RSUs in May 2018, as further described in “2018 Director Compensation” above. Currently, the target value of the annual equity award to independent directors on the grant date is $150,000.

NON-MANAGEMENT DIRECTOR USE OF COMPANY FACILITIES

We have a Policy Concerning Non-Management Director Use of Company Facilities (the “Facility Use Policy”). To permit non-management directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each non-management director is offered a certain amount of M life Express Comps to be utilized at our resort facilities. As each non-management director may have different schedule constraints resulting in varying frequencies of visits to our facilities, non-management directors may request to receive a lesser number of M life Express Comps to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each non-management director who has served on the Board for a minimum of three years will continue to be offered a certain amount of M life Express Comps for an additional three years after they have ceased to serve on the Board, provided (a) the non-management director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the non-management director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the non-management director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life Express Comps awarded to each non-management director and former non-management director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each non-management director and former non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

18	MGM Resorts International 2019 Proxy Statement

Principal Stockholders

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 7, 2019 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 536,917,386 shares of our Common Stock outstanding as of March 7, 2019.

NAME(B)	COMMON STOCK		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS(C)	TOTAL SHARES BENEFICIALLY OWNED(C)	PERCENT OF CLASS	DEFERRED STOCK UNITS(D)
Robert H. Baldwin	327,180	(A)	—	327,180	*	—
William A. Bible	17,081		—	17,081	*	38,971
Daniel J. D’Arrigo	262,103		3,739	265,842	*	—
Mary Chris Gay	18,036		4,856	22,892	*	—
William W. Grounds	4,545		—	4,545	*	—
Alexis M. Herman	13,288	(E)	4,856	18,144	*	—
Roland Hernandez	39,443	(F)	—	39,443	*	4,856
William J. Hornbuckle	237,280	(G)	—	237,280	*	—
John Kilroy	2,594		—	2,594	*	9,629
Rose McKinney-James	3,870		3,399	7,269	*	36,937
John M. McManus	100,177		—	100,177	*	—
Keith A. Meister	15,692,772	(K)	—	15,692,772	2.92%	2,626
James J. Murren	1,375,203	(H)	—	1,375,203	*	—
Paul Salem	—		3,936	3,936	*	2,509
Corey I. Sanders	335,089	(I)	—	335,089	*	—
Gregory M. Spierkel	5,000	(J)	—	5,000	*	39,608
Jan G. Swartz	1,051		4,856	5,907	*	—
Daniel J. Taylor	—		—	—	—	71,061
All directors and executive officers as a group (20 persons total)	18,603,085		25,642	18,628,727	3.47%	206,197

*	Less than 1%.

(A)

Includes 205,300 shares held in trust. Mr. Baldwin stepped down from his position with the Company effective as of December 12, 2018. The beneficial ownership amount shown in the table above for Mr. Baldwin is based on his holdings as reported in his most recent Form 4, which was filed with the SEC on November 16, 2018, plus 44,697 shares of Common Stock known to have been acquired by him in connection with the vesting and settlement of certain bonus PSU awards on March 7, 2019.

(B)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(C)

Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Does not include dividend equivalents in respect of RSUs that were credited to the holders’ account on March 15, 2019 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2019.

(D)

Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board. Does not include dividend equivalents in respect of RSUs that were credited to the holders’ account on March 15, 2019 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2019.

(E)	Includes 13,288 shares held in living trust.

(F)	Includes 1,576 shares held in family living trust and 16,404 shares held in a retirement account.

(G)	Includes 200,884 shares held in trust.

MGM Resorts International 2019 Proxy Statement	19

Principal Stockholders

(H)	Includes 481,960 shares held in grantor retained trust and 793,788 shares held by spousal limited access trust.

(I)	Includes 11,474 shares held in trust.

(J)	Held by grantor trust.

(K)

Mr. Meister received a sign-on award of 2,626 RSUs in connection with his appointment to the Board on January 18, 2019. The 15,692,772 shares of Common Stock included in the table above are held for the accounts of certain private investment funds for which Corvex Management LP (“Corvex”) acts as investment adviser, including Corvex Master Fund LP and Corvex Select Equity Master Fund LP. The general partner of Corvex is controlled by Mr. Meister.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 7, 2019, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 536,917,386 shares of our Common Stock outstanding as of March 7, 2019:

NAME AND ADDRESS	COMMON STOCK BENEFICIALLY OWNED(A)		PERCENT OF CLASS
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	51,096,852	(B)	9.52%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	47,899,783	(C)	8.92%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,554,448	(D)	6.62%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	29,257,518	(E)	5.45%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)

Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. Reflects sole voting power of 576,178 shares and sole dispositive power of 50,423,985 shares. Reflects shared voting power of 107,786 shares and shared dispositive power of 672,867 shares.

(C)	Based upon a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2019. Reflects sole voting power of 18,212,400 shares and sole dispositive power of 47,899,783 shares.

(D)	Based upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019. Reflects sole voting power of 31,770,732 shares and sole dispositive power of 35,554,448.

(E)

Based upon a Schedule 13G filed by Capital World Investors with the SEC on February 14, 2019. Reflects sole voting power of 29,205,708 shares and sole dispositive power of 29,257,518 shares. Capital Research Global Investors is a division of Capital Research and Management Company.

20	MGM Resorts International 2019 Proxy Statement

Principal Stockholders

SECURITY OWNERSHIP IN OUR SUBSIDIARIES

The table below shows the number of MGM Growth Properties LLC (“MGP”) Class A shares beneficially owned as of the close of business on March 7, 2019 by each of our directors, director nominees and named executive officers, as well as the number of MGP shares beneficially owned by all of our current directors and executive officers as a group, based on 90,461,166 shares of MGP’s Class A shares outstanding as of March 7, 2019.

NAME(A)	CLASS A SHARES		OPTIONS/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS	DEFERRED SHARE UNITS(C)(D)
Robert H. Baldwin	—		—	—	—	—
William A. Bible	35,018	(E)	—	35,018	*	5,846
Daniel J. D’Arrigo	27,623		—	27,623	*	—
Mary Chris Gay	—		—	—	—	8,351
William W. Grounds	500		—	500	*	—
Alexis M. Herman	—		—	—	—	—
Roland Hernandez	11,223		—	11,223	*	8,351
William J. Hornbuckle	39,213	(F)	—	39,213	*	—
John Kilroy	—		—	—	—	—
Rose McKinney-James	—		—	—	—	8,351
John M. McManus	27,582		—	27,582	*	—
Keith A. Meister	—		—	—	—	—
James J. Murren	262,705	(G)	—	262,705	*	—
Paul Salem	—		—	—	—	—
Corey I. Sanders	182,541	(H)	—	182,541	*	—
Gregory M. Spierkel	7,500		—	7,500	*	8,351
Jan G. Swartz	—		—	—	—	—
Daniel J. Taylor	—		—	—	—	21,772
All directors and executive officers as a group (20 persons total)	629,001		—	629,001	*	61,022

*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)

Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)

Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 15, 2019 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 15, 2019.

(D)

Represents all previously deferred share units and RSUs to be deferred within 60 days under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(E)	Includes 1,000 shares held by IRA.

(F)	Includes 7,541 shares held in trust.

(G)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

(H)	Includes 175,000 shares held in trust.

MGM Resorts International 2019 Proxy Statement	21

Principal Stockholders

The table below shows the number of MGM China shares beneficially owned as of the close of business on March 7, 2019 by each of our directors, director nominees and named executive officers, as well as the number of MGM China shares beneficially owned by all of our current directors and executive officers as a group.

NAME(A)	ORDINARY SHARES		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS
Robert H Baldwin	—		—	—	—
William A. Bible	10,000		—	10,000	*
Daniel J. D’Arrigo	—		—	—	—
Mary Chris Gay	—		—	—	—
William W. Grounds	—		—	—	—
Alexis M. Herman	—		—	—	—
Roland Hernandez	506,800	(C)	—	506,800	*
William J. Hornbuckle	—		—	—	—
John Kilroy	—		—	—	—
Rose McKinney-James	—		—	—	—
John M. McManus	—		—	—	—
James J. Murren	—		—	—	—
Paul Salem	—		—	—	—
Corey I. Sanders	—		—	—	—
Gregory M. Spierkel	—		—	—	—
Jan G. Swartz	—		—	—	—
Daniel J. Taylor	—		—	—	—
All directors and executive officers as a group (20 persons total)	516,800		—	516,800	*

*	Less than 1%.

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)

Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Held in trust.

22	MGM Resorts International 2019 Proxy Statement

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

For 2018, we have no related party transactions to report.

MGM Resorts International 2019 Proxy Statement	23

Proposals Requiring Your Vote

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card, other than Messrs. Meister and Salem, who were nominated at the suggestion of the Board, were elected as directors at the last annual meeting of stockholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/ Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•

Leadership experience.  Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets.

•

Industry experience.  We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

•

Government experience.  We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•

Public company directorship experience.  We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

24	MGM Resorts International 2019 Proxy Statement

Proposals Requiring Your Vote

The following sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

MARY CHRIS GAY

Principal Occupation/Other Directorships

•  Founder and principal of Bristol Partners, LLC.

•  Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management, an international asset management firm.

•  Former Independent Director for Payless ShoeSource Inc. from June 2018 to January 2019 and Chair of the Nominating and Governance Committee, Chair of the Corporate Social Responsibility Committee and Member of the Special Committee.

•  Consultant and advisor to start-up companies in early stage financings since 2013.

•  Member of the Finance Department Advisory Board Sellinger School of Business at Loyola University Maryland.

AGE: (51) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

Director Qualifications

Leadership experience—former Senior Vice President of one of the largest international asset management firms

Finance experience—served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements

Industry experience—served as an equity analyst researching the gaming and lodging industries

MGM Resorts International 2019 Proxy Statement	25

Proposals Requiring Your Vote

WILLIAM W. GROUNDS

Principal Occupation/Other Directorships

•  Director, President and Chief Operating Officer of Infinity World Development Corp, a private investment entity which owns half of CityCenter Holdings, LLC (“CityCenter”), since November 2009, having joined Infinity World in April 2008.

•  Member of CityCenter Board of Directors since December 2009.

•  Various senior executive positions in the real estate investment and development industries, including General Manager at Unlisted Funds of Investa Property Group Ltd. from April 2002 to May 2007 and CEO of Property and Finance at MFS Ltd. from June 2007 to March 2008.

•  Board Member of Lend Lease Property Services and Civil & Civic from 1997 to 1998.

•  Board member of Grand Avenue L.A. LLC, a mixed use real estate development joint venture with The Related Companies from 2008 to 2017.

•  Board Member of Fontainebleau Miami JV, LLC, in 2013.

•  Board Member and member of the Audit Committee, Compensation Committee and Nominating & Governance Committee of Remark Holdings Inc. (MARK) since October 2013.

•  Board Member of Nevada Public Radio KNPR since January 2017.

AGE: (63) DIRECTOR SINCE 2013 DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER OF INFINITY WORLD DEVELOPMENT CORP

Director Qualifications

Leadership experience—President and Chief Operating Officer of Infinity World Development Corp.; senior level executive at multiple real estate and development companies; director and board committee member of a not-for-profit public broadcasting organization

Finance Experience—former Chief Executive Officer of Property and Finance at MFS Ltd., and General Manager at Unlisted Funds of Investa Property Group Ltd., both real estate investment management firms

Industry experience—Officer of investment entity that owns half of CityCenter; senior level executive at multiple real estate and development companies responsible for, among other things, developing mixed use real estate projects

Public company directorship experience—director and board committee member of a global digital media company

26	MGM Resorts International 2019 Proxy Statement

Proposals Requiring Your Vote

ALEXIS M. HERMAN

Principal Occupation/Other Directorships

•  Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.

•  Lead Director, Chair of the Governance and Nominating Committee, and member of the Technology Committee, Finance Committee, and Executive Committee of Cummins Inc.

•  Director and member of the Personnel Committee and member of the Corporate Governance Committee of Entergy Corp.

•  Director and member of the Compensation Committee and Chair of the Public Issues and Diversity Review Committee of The Coca-Cola Company.

•  Served as Chair of the Business Advisory Board of Sodexo, Inc., a member of the global advisory board for Toyota Motor Corporation and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board.

•  United States Secretary of Labor from 1997 to 2001.

•  Member of the Board of Trustees of the National Urban League, a civil rights organization, and member of the Board of Trustees of Toyota Technological Institute at Chicago University.

•  President of the Dorothy I. Height Education Foundation and Co-Chair of the Presidential Leadership Scholars (PLS) Initiative.

AGE: (71) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the finance committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

MGM Resorts International 2019 Proxy Statement	27

Proposals Requiring Your Vote

ROLAND HERNANDEZ

Principal Occupation/Other Directorships

•  Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years.

•  Founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets.

•  Chairman of the Board of Directors of Belmond Ltd. (formerly Orient-Express Hotels Ltd.).

•  Lead Director and Chair of the Nominating & Governance Committee of Vail Resorts, Inc.

•  Director of US Bancorp (USB) and chairman of the Audit Committee and member of the Community Reinvestment and Public Policy Committee.

•  Director of Fox Corporation, chairman of the Audit Committee and member of the Nominating & Corporate Governance Committee.

•  Director and member of the Nominating Committee of Sony Corporation from 2008 to June 2013.

•  Director of The Ryland Group, Inc., a real estate/home construction company, from 2001 to April 2012.

•  Director and member of the Finance Committee of Lehman Brothers Holdings Inc. from 2005 to March 2012.

•  Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008.

AGE: (61) DIRECTOR SINCE 2002 DIRECTOR, OFFICER OR PARTNER AND OWNER OF MINORITY INTERESTS IN PRIVATELY HELD COMPANIES

Director Qualifications

Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network; chairman of a hotel and adventure travel company

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and former member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company; chairman of a hotel and adventure travel company

Public company directorship experience—director and board committee member of several public companies in the recreation, finance and real estate industries

28	MGM Resorts International 2019 Proxy Statement

Proposals Requiring Your Vote

JOHN KILROY

Principal Occupation/Other Directorships

•  Chief Executive Officer, President and Chairman of the Board of Kilroy Realty Corporation (“Kilroy Realty”) since February 2013.

•  Chief Executive Officer, President and a director of Kilroy Realty since its incorporation in September 1996.

•  Serves on the policy advisory board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley and the advisory board of governors of the National Association of Real Estate Investment Trusts (“NAREIT“).

•  Previously served on the board of New Majority California and as Chairman of New Majority Los Angeles.

•  Past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation.

•  Member of NAREIT, The Real Estate Roundtable and was a member of the San Francisco America’s Cup Organizing Committee.

AGE: (70) DIRECTOR SINCE 2017 CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF KILROY REALTY CORPORATION

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of one of the largest, vertically integrated REITs on the West Coast

Finance experience—has served as a Chief Executive Officer and President since 1981 of a capital intensive commercial real estate business that is involved in development, construction, acquisitions, dispositions, leasing, financing and entitlement

Industry experience—has been active in the real estate industry for 40 years, with experience in acquiring, owning, developing and managing real estate, and has served on the board of governors of a national real estate trade organization

Public company directorship experience—Director and chairman of one of the largest, public company REITs on the West Coast

MGM Resorts International 2019 Proxy Statement	29

Proposals Requiring Your Vote

ROSE MCKINNEY-JAMES

Principal Occupation/Other Directorships

•  Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.

•  Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.

•  Member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank.

•  Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.

•  Serves on the board of directors of MGM Grand Detroit, LLC and as an emeritus director of Three Square and Nevada Partners.

•  Director and Chair of the Governance and Nominating Committee of The Energy Foundation.

•  Director of the National Association of Corporate Directors Southern California Chapter and Fellow of the National Association of Corporate Directors.

•  Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.

•  Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

AGE: (67) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

Director Qualifications

Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses

30	MGM Resorts International 2019 Proxy Statement

Proposals Requiring Your Vote

KEITH A. MEISTER

Principal Occupation/Other Directorships

•  Founder, Managing Partner & Chief Investment Officer of Corvex Management LP since 2010.

•  Prior to 2010, served as Chief Executive Officer of general partner of Icahn Enterprises L.P., a diversified holding company.

•  Director of Yum! Brands, Inc. from October 2015 to February 2017.

•  Director of The Williams Companies, Inc. from November 2014 to June 2016.

•  Previously served as a director of several public companies, including the ADT Corporation, Motorola Mobility and Motorola, Inc., and American Casino & Entertainment Properties LLC.

•  Serves on the Board of Trustees of the American Museum of Natural History.

•  Director of Harlem Children’s Zone, a non-profit organization for poverty-stricken children and families living in Harlem, since 2015.

AGE: (46) DIRECTOR SINCE 2019 FOUNDER, MANAGING PARTNER & CHIEF INVESTMENT OFFICER OF CORVEX MANAGEMENT LP

Director Qualifications

Leadership experience—operational and management expertise as managing partner and executive officer of an investment firm and diversified holding company

Finance experience—expertise in finance, capital markets, strategic development and risk management

Public company directorship experience—director and board committee member of public companies in a variety of industries

Industry Experience—served as board member of a company with assets and operations in the casino and gaming industry

MGM Resorts International 2019 Proxy Statement	31

Proposals Requiring Your Vote

JAMES J. MURREN

Principal Occupation/Other Directorships

•  Chairman and Chief Executive Officer of the Company since December 2008. President from December 1999 to December 2012. Chief Operating Officer from August 2007 through December 2008. Prior to that, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007.

•  Chairman of MGM Growth Properties LLC since 2016 and MGM China since 2013.

•  Director of the Nevada Cancer Institute from 2002 to 2012.

•  Director of Delta Petroleum Corporation from February 2008 to November 2011.

•  Prior to joining the Company, worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank.

•  Serves on the Board of Trustees at the Brookings Institute, Trinity College and Howard University.

AGE: (57) DIRECTOR SINCE 1998 CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of the Company; has held key executive positions with the Company for over 10 years (including Chairman of the board of directors of CityCenter, a 50/50 venture with Infinity World Development Corp); co-founder, former director and board committee member of a non-profit organization providing cancer research and care

Finance experience—former Chief Financial Officer and Treasurer of the Company; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank; earned Chartered Financial Analyst certification

Industry experience—leader in the hotel and casino industry for approximately 20 years; former chairman of a gaming and resort industry advocacy group and former chairman of the American Gaming Association

Public company directorship experience—former director and board committee member of a public oil and gas company; chairman of the board of MGM Growth Properties LLC and MGM China, subsidiaries of the Company

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PAUL SALEM

Principal Occupation/Other Directorships

•  Senior Managing Director Emeritus, Providence Equity Partners (“Providence”) since 2018, with Providence from 1992 – 2018, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies.

•  Previously served as a director of Grupo TorreSur, Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine, Education Management Corporation and several other Providence investments.

•  Prior to joining Providence in 1992, worked for Morgan Stanley in corporate finance and mergers and acquisitions and prior to Morgan Stanley spent four years with Prudential Investment Corporation.

•  Chairman of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations.

•  Serves on the advisory board of the Carney Institute for Brain Science at Brown University.

AGE: (55) DIRECTOR SINCE 2018 SENIOR MANAGING DIRECTOR EMERITUS AT PROVIDENCE EQUITY PARTNERS

Director Qualifications

Leadership experience—Current Senior Managing Director Emeritus at Providence, a premier global asset management firm with approximately $40 billion in assets under management; established the Providence London office in 1999 and helped create Benefit Street Partners, Providence’s credit affiliate that was sold to Franklin Templeton in Q1 2019

Finance experience—Various progressive roles at Providence Equity since 1992, which specializes in investing in the media, communications, education and information industries by employing a variety of financing structures and target equity investments and bringing industry, financial, operational and leadership expertise to portfolio companies

Public company directorship experience—Former director of public company in the education industry

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Proposals Requiring Your Vote

GREGORY M. SPIERKEL

Principal Occupation/Other Directorships

• Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012.

•  Consultant and advisor to private equity firms investing in the IT sector since 2012.

•  Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008.

•  Director of Schneider Electric SE since October 2014. Chair of the Digital Committee, member of the Governance Committee and member of the Investment Committee.

•  Member of the McLaren Technology Group business advisory group since January 2018.

•  Served as a member of the Advisory Board at The Merage School of Business at the University of California, Irvine until 2016.

•  Former advisor to Cylance, a privately held cyber security company based in Southern California from January 2018 through February 2019.

AGE: (62) DIRECTOR SINCE 2013 CONSULTANT AND ADVISOR TO PRIVATE EQUITY FIRMS

Director Qualifications

Leadership experience—former Chief Executive Officer of a public worldwide distributor of technology products

Finance experience—serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years

Public company directorship experience—former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company

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Proposals Requiring Your Vote

JAN G. SWARTZ

Principal Occupation/Other Directorships

•  Carnival Corporation, Group President, Princess Cruises and Carnival Australia. Previously, President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013. Previously served in progressive roles at Princess Cruises starting in 2001 as the Vice President of Strategy and Business Development and led the deal evaluation and integration efforts in connection with Carnival Corporation’s acquisition of P&O Princess in 2002.

•  Led Princess Cruises expansion throughout Asia, opening 11 offices across China, Japan, Taiwan, Singapore, Hong Kong and Korea.

•  Co-led Carnival Corporation’s Ocean Medallion digital transformation initiative, which has won the 2018 Gold New York Design Award for Digital IoT, a CES 2019 Innovation Award Honoree and has been announced as a finalist for a 2019 Edison Award for its wearable device and guest experience platform available today on Princess ships.

•  Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999-2000.

•  During 1992-1999, served as an associate consultant, consultant and manager at Bain & Company, Inc.

AGE: (49) DIRECTOR SINCE 2018 GROUP PRESIDENT, PRINCESS CRUISES AND CARNIVAL AUSTRALIA AT CARNIVAL CORPORATION

Director Qualifications

Leadership experience—Current Group President at Carnival Corporation, the world’s largest leisure travel company; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation

Finance experience—Various progressive roles at Carnival Corporation involving oversight of domestic and international sales, commercial planning and yield management

Industry experience—Current Group President at the world’s largest leisure travel company; oversaw the international expansion of the cruise category in new markets and has worked with leading consumer and service companies on growth strategies

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Proposals Requiring Your Vote

DANIEL J. TAYLOR

Principal Occupation/Other Directorships

•  Employed as an executive of Tracinda since 2007.

•  Director of MGM Growth Properties LLC. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.

•  Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (62) DIRECTOR SINCE 2007 EXECUTIVE OF TRACINDA

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; former director of a management consulting company; director of MGM Growth Properties LLC

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

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PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019. For 2018, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2018 and 2017 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2018	2017
Audit fees(A)	$9,154,000	$8,419,000
Audit-related fees(A)	12,000	20,000
Tax fees(B)	865,000	717,000
All other fees	—	1,788,000
Total	$10,031,000	$10,944,000

(A)	Audit fees and audit-related fees include fees associated with MGP of $1,810,000 and $0 in 2018, respectively and of $1,504,000 and $0 in 2017, respectively.

(B)	Tax fees include fees associated with MGP of $25,000 in 2018 and $8,000 in 2017.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes tax consultation, tax planning fees and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

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Proposals Requiring Your Vote

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

GREGORY M. SPIERKEL, Chair

WILLIAM A. BIBLE

MARY CHRIS GAY

ROLAND HERNANDEZ

PAUL SALEM

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in our Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. At the 2017 annual meeting of stockholders, a majority of the Company’s shareholders voted in favor of holding a say-on-pay advisory vote on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2020 annual meeting of stockholders.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

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Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION PRACTICES AT A GLANCE

	What We Do		What We Do NOT Do

✓	DO pay for performance – a significant portion of our NEO compensation is at-risk variable compensation	✗	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting conditions for awards made as part of our long-term equity incentive program	✗	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✗	NO “single trigger” change in control payments

✓	DO maintain a clawback policy	✗	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✗	NO re-pricing of underwater stock options without stockholder approval

✓	DO appoint a Compensation Committee comprised solely of independent directors	✗	NO minimum payout of long-term incentive compensation

2018 EXECUTIVE COMPENSATION UPDATES

In 2018, we took the following important steps to enhance our compensation program, including:

✓	Modified the structure of annual bonus payouts so that the portion of the annual bonus earned in respect of 2018, if any, that gets paid out in the form of equity awards will be paid in the form of deferred restricted stock units (“Bonus dRSUs”) that will be payable in four equal installments over a four-year period, rather than deferred restricted stock units payable on the third anniversary of the grant date. The Compensation Committee determined that this design change was appropriate to further align the interests of the executives with the interests of the Company’s shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) reports on compensation policies applicable to our “Named Executive Officers”, which are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who are serving at the end of the preceding fiscal year. This year’s Named Executive Officer group also includes Mr. Baldwin, who would have been one of the three most highly compensated executive officers had he been serving as an executive officer as of the end of 2018.

In 2018, our Named Executive Officers were the following individuals, to whom we sometimes refer as our “NEOs.”

NAME	TITLE
James J. Murren	Chairman of the Board and Chief Executive Officer
Daniel J. D’Arrigo	Former Executive Vice President, Chief Financial Officer and Treasurer*
Robert H. Baldwin	Former Chief Customer Development Officer*
William J. Hornbuckle	President
John M. McManus	Executive Vice President, General Counsel and Secretary
Corey I. Sanders	Chief Operating Officer

*Mr.	Baldwin stepped down from his position with the Company effective as of December 12, 2018.
*Mr	D’Arrigo stepped down from his position with the Company effective March 1, 2019, and will resign from employment on March 22, 2019.

On February 21, 2019, the Company announced changes to its leadership team and a streamlining of responsibilities to empower leaders to drive the Company’s strategic direction. These changes to our leadership team included the appointment of Mr. Sanders to the position of Chief Financial Officer and Treasurer in connection with Mr. D’Arrigo’s

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Executive Compensation

decision to take advantage of a voluntary resignation program offered as part of MGM 2020 and resign from his role as Chief Financial Officer. With Mr. Sanders transitioning out of his role as Chief Operating Officer, Mr. Hornbuckle was appointed Chief Operating Officer, in addition to his current role as President. These changes became effective as of March 1, 2019.

EXECUTIVE SUMMARY

Continued Focus on Performance-Based Compensation and Long-Term Incentives

Mr. Murren and the other NEOs currently receive the majority of their compensation in the form of equity awards and an annual bonus opportunity, based on the level of achievement of the performance goals established by the Compensation Committee. The following charts illustrate for Mr. Murren and the other NEOs the components of 2018 target direct compensation (i.e., base salary, target bonus and the grant date value of long-term equity incentive awards).

These charts illustrate the impact of our performance-based compensation structure, one element of which is that annual bonuses earned in excess of 100% of the executive’s base salary are payable (i) for the balance between base salary and the NEO’s target Bonus, 67% in the form of Bonus dRSUs, with the balance paid in cash, and (ii) for the remainder, 33% in the form of Bonus dRSUs, with the balance paid in cash (the “Bonus dRSU Policy”).

As shown below, for 2018, approximately 84.6% of the CEO’s target direct compensation and 77.9% of the target direct compensation of the other NEOs (excluding Mr. Baldwin) was composed of compensation where the value is determined based on the achievement the Company’s TSR or the Company’s TSR as compared to its peers, or other financial performance goals. In addition, as illustrated by the chart below, over half of the CEO’s target direct compensation for 2018 (64.1%) was in the form of long-term incentives (“LTIs”).

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Executive Compensation

Continuation of Existing Performance Metrics for Incentive Compensation

Annual Bonuses

Consistent with its focus on linking pay with performance, for 2018 the Compensation Committee set a challenging Adjusted EBITDA target for the annual bonuses payable to the Company’s NEOs under the Company’s 2018 annual incentive program, considering the economic conditions in each of the markets in which we operate. As described below, Adjusted EBITDA achievement as determined for 2018 was 91.5% of this target, and accordingly, the NEOs earned 78.7% of their target annual bonuses for 2018 (with Mr. McManus earning 79.0% of his target award under the terms of the program to which he was subject).

Long-Term Incentives

For 2018, as in prior years, long-term incentives were paid to our executives in the form of performance share units and restricted stock units (RSUs). The structure of these awards reflected a redesign of the program that the Compensation Committee implemented in the fall of 2017 (the background of the redesign is described in detail in last year’s Proxy Statement).

Long-term incentives consist of three components:

•

Relative TSR PSUs (30% in value)—The payment, if any, of these awards is determined by comparing MGM’s total shareholder return (TSR) to the TSR of other companies in the S&P 500 as of the end of the three-year measurement period.

•

Absolute TSR PSUs (30% in value)—The payment, if any, of these awards is determined based on MGM’s TSR as of the end of the three-year measurement period. These Absolute TSR PSUs cliff vest at target level at the end of the applicable three-year period only if our TSR appreciates 25% over such three-year period.

•

RSUs (40% in value)—The payment, if any, of these awards is subject to achievement of an Adjusted EBITDA target (as described below). Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable Adjusted EBITDA target is met. The RSUs will be canceled if such performance criterion is not met.

Starting with annual bonuses for 2017 (payable in 2018), bonus amounts earned in excess of base salary were paid in accordance with the Bonus dRSU Policy described above. The Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination, in recognition of the fact that the performance required to be achieved to earn these awards had already been satisfied in connection with the annual bonus program. The payment of Bonus dRSUs granted in 2018 with respect of 2017 performance was deferred until the third anniversary of the grant date. In 2018, the Compensation Committee determined to amend the Bonus dRSU Policy such that the payment of Bonus dRSUs granted in respect of the 2018 performance will be deferred and payable in four equal installments over a four year period following the grant date.

See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of these awards.

Results from 2018 Say-on-Pay Vote

We believe that our shareholders support our compensation practices. Our 2018 proposal to approve, on an advisory basis, the 2017 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 89% of the votes cast. In November and December of 2018, a member of the Compensation Committee discussed the results of the 2018 say-on-pay vote and executive compensation matters generally with nine of our institutional shareholders, which totaled approximately 34.9% of our shareholder base. In addition, members of the Board met separately with one institutional shareholder (representing approximately 3% of our shareholder base) to obtain such shareholder’s views on the Company generally. Based on the positive results of the 2018 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2018 say-on-pay vote.

Executive Compensation “Best Practices”

As part of the Compensation Committee’s ongoing review of its existing compensation programs, the Compensation Committee currently intends to retain several policies that continue to represent best practices in the judgment of the Compensation Committee based on advice from F.W. Cook:

•

Executive officer stock ownership guidelines.   We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012.

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Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

For purposes of these guidelines, shares held in trust or retirement accounts and RSUs (including Bonus dRSUs)—but not performance share units or SARs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.” All NEOs are currently in compliance with these guidelines.

•

No single trigger arrangements.  No executive officer is entitled to single trigger change of control benefits. Our CEO and other NEO employment contracts condition change of control benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•

Uniform severance and change of control policy.  We maintain a generally uniform policy with regard to severance payable to NEOs and other senior management. See “Executive Compensation—Uniform Severance and Change of Control Policies.”

•

Clawback policy.  Excess performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the excess payment, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results.

•

Discretionary reduction of annual bonus.  The Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the applicable performance criteria or any other applicable factors.

•

No golden parachute tax gross ups.  In the event that there is a change in control that triggers golden parachute excise taxes under Section 280G of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross up protection to any of our executive officers.

•

Prohibition on short sales,  derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Compensation Committee (who is also our Lead Independent Director) to discuss our CEO’s performance and that of other executive officers. Our Lead Independent Director became the Chair of the Compensation Committee in 2016.

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Executive Compensation

Role of the Compensation Committee

The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted to our executive officers pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “Equity Plan”). The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Compensation Committee Charter, the Compensation Committee has delegated authority to an internal management committee to grant up to $1,000,000 annually in equity awards to employees in connection with new employment agreements other than executive officers, which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs (which amount the Compensation Committee can increase from time to time in its sole discretion), and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000.

Role of Executive Officers

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s); and (iii) with respect to providing recommendations to our Compensation Committee regarding annual equity awards. Instead, the Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2018, the Compensation Committee retained the services of and received advice from F.W. Cook, its independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Compensation Committee and does not provide any services to the Company other than on behalf of the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment included the following six factors, among others: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Compensation Committee; (v) any company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee.

In 2018, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain agreed-upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the 2018 annual incentive program and the corresponding non-equity incentive awards payable to our NEOs under such plan. Deloitte & Touche LLP did not provide advice to the Compensation Committee regarding the amount or form of executive officer compensation.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Compensation Committee in its compensation decisions with respect to NEOs, but the Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

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Executive Compensation

The relevant information for members of the peer group is gathered from publicly available proxy statement data, and generally reflects only the compensation paid by these companies in years prior to their disclosure. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group selected by the Compensation Committee (the “Peer Group”) for review of compensation data is composed of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with trailing four-quarter revenue greater than $3.0 billion, and (2) include companies in the hotels, restaurants and leisure industries with trailing four-quarter revenues and enterprise value in a .33x to 3.33x range of the Company, subject to potential exception for companies selected as peers in prior years. For 2018, the Compensation Committee approved the removal of Hyatt Hotels from the peer group and the addition of McDonalds consistent with the recommendation of F.W. Cook. As set forth in the following table, we are near the 68th percentile as compared to the Peer Group with respect to revenues, the 60th percentile on number of employees and the 44th percentile with respect to market capitalization as of December 31, 2018. This data is generally based on SEC filings reflecting results through December 31, 2018 (employee data is from the most recent annual report).

Trailing Four Quarter Revenue ($ Millions)		Employees (as of last 10-K filing)		Market Capitalization Value ($ Millions)
				as of 12/31/18		12-Month Average
Starbucks	$25,279	Starbucks	291,000	McDonald’s	$136,891	McDonald’s	$130,084
McDonald’s	$21,025	McDonald’s	210,000	Starbucks	$79,895	Starbucks	$78,214
Marriott	$20,758	Darden Rest.	180,000	Las Vegas Sands	$40,773	Las Vegas Sands	$53,400
Carnival	$18,881	Marriott	176,000	Marriott	$37,033	Marriott	$45,692
Las Vegas Sands	$13,799	Hilton	169,000	Carnival	$34,243	Carnival	$44,174
MGM	$11,763	Carnival	102,000	YUM! Brands	$28,707	YUM! Brands	$27,327
Royal Caribbean	$9,494	MGM	83,000	Hilton	$21,294	Royal Caribbean	$24,638
Hilton	$8,906	Royal Caribbean	76,950	Royal Caribbean	$20,438	Hilton	$23,912
Caesars	$8,391	Chipotle	73,000	Restaurant Brands	$13,133	MGM	$16,893
Darden Rest.	$8,297	Caesars	66,000	MGM	$12,790	Wynn Resorts	$16,434
Wynn Resorts	$6,707	Las Vegas Sands	51,500	Darden Rest.	$12,394	Restaurant Brands	$14,437
Norwegian Cruise	$6,055	YUM! Brands	34,000	Chipotle	$11,998	Darden Rest.	$12,568
YUM! Brands	$5,688	Norwegian Cruise	33,200	Wynn Resorts	$10,755	Norwegian Cruise	$11,734
Restaurant Brands	$5,207	Wynn Resorts	26,000	Norwegian Cruise	$9,325	Chipotle	$11,517
Chipotle	$4,865	Penn Ntl Gaming	25,750	Caesars	$4,533	Caesars	$7,429
Wyndham Dest.	$3,931	Wyndham Dest.	24,500	Wyndham Dest.	$3,493	Wyndham Dest.	$7,261
Penn Ntl Gaming	$3,202	Restaurant Brands	6,000	Penn Ntl Gaming	$2,227	Penn Ntl Gaming	$2,808
75th Percentile	$17,611		174,250		$36,336		$45,313
Median	$8,344		69,500		$16,785		$20,173
25th Percentile	$5,327		27,800		$9,682		$11,571
MGM % Rank	68P		60P		44P		47P

OBJECTIVES OF OUR COMPENSATION PROGRAM

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

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Executive Compensation

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executive officers directly in relation to the degree those goals are achieved in a given year; and attract executive officers with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.
Long-term incentives	Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.
Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs pursuant to which each of their initial annual base salaries were established, subject to potential adjustment each year, as described in the table below.

NEO	2017 BASE SALARY	2018 BASE SALARY	CHANGE YE 2017 TO YE 2018	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Murren	$2,000,000	$2,000,000	No change	December 31, 2021
Mr. D’Arrigo	875,000	875,000	No change(a)	March 22, 2019
Mr. Baldwin	1,650,000	1,650,000	(b)	December 12, 2018
Mr. Hornbuckle	1,400,000	1,400,000	No change	November 14, 2020
Mr. McManus	800,000	850,000	(c)	November 14, 2020
Mr. Sanders	1,250,000	1,250,000	No change	November 14, 2020

(a)	Mr. D’Arrigo stepped down from his position with the Company effective March 1, 2019, and will resign from employment on March 22, 2019.

(b)	Mr. Baldwin stepped down from his position with the Company effective as of December 12, 2018.

(c)	Mr. McManus’ base salary was $800,000 until November 2018.

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Executive Compensation

Annual Incentive Bonus

Fiscal Year 2018

During 2018, our NEOs were eligible for annual incentive bonuses pursuant to our 2018 annual incentive program. As in previous years, each NEO’s target bonus was established as a percentage of base salary set forth in their respective employment agreements. For 2018, all of the NEOs were eligible to earn an annual incentive bonus under the program designed for named executive officers, except for Mr. McManus, who participated in an annual incentive program designed for other employees of the Company. The design features of both programs are substantially similar, except that the performance achievement factor determined at the end of the year for Mr. McManus’ award is rounded. Depending on Company performance, an executive may earn from 0% to 175% of his target bonus. The target bonus percentages and corresponding amounts are set forth in the table below.

For 2018, the Compensation Committee concluded that Adjusted EBITDA (as adjusted to include, for MGM China’s EBITDA and CityCenter EBITDA, an amount equal to MGM China’s and CityCenter’s target Adjusted EBITDA, as applicable, multiplied by the Company’s percentage equity ownership in MGM China and CityCenter for the performance period) is a critical measure of Company performance and that annual bonuses should be based primarily on the degree to which the Company achieved its Adjusted EBITDA target. For 2018, the Compensation Committee established the Adjusted EBITDA Target at $2,865,244,000 (the “Adjusted EBITDA Target”) and at such time provided certain adjustments that were to be taken into account in revising the Adjusted EBITDA Target should certain events designated by the Compensation Committee occur during the year. These adjustments resulted in the final calculated target of $2,857,367,000 (the “Revised Adjusted EBITDA Target”) to account for, among other things, the Company’s disposition of its investment in Grand Victoria, and CityCenter’s disposition of Mandarin Oriental Las Vegas. The Compensation Committee considered the target to be rigorous, reflecting material year-over-year growth.

In order for any award to be earned under the annual incentive program in 2018, 80% of the Adjusted EBITDA Target (as revised) must have been achieved. In the event that 80% of the Adjusted EBITDA Target was achieved, our NEOs would have been eligible to receive 50% of their target annual bonus award. Between 80% and 100% achievement, the factor increases on a linear basis to 100% of target. From 100% to 115% of the Adjusted EBITDA Target, the achievement factor increases on a linear basis up to 175%.

Under the 2018 annual incentive program, the Compensation Committee reserved the right to increase, reduce or eliminate any participant’s award if it determined, in its sole discretion, that such an increase, reduction or elimination was appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the program. In establishing the 2018 annual incentive program, the Compensation Committee determined that, if it were to exercise this authority, some of the factors that it intended to consider were: (i) the degree to which the participant was actively engaged in the Company’s CSR initiatives during 2018, (ii) the participant’s active engagement in the Company’s brand positioning, including commitment to the SHOW Service Basics, (iii) the degree to which the participant exemplified the Company’s core values (teamwork, integrity, inclusion, excellence), (iv) improvements to the Company’s balance sheet and cash flow, (v) efforts undertaken to maximize shareholder returns, (vi) whether the participant exhibited the appropriate “tone at the top”, enhancing the Company’s commitment to and culture of compliance, (vii) execution of development activities and strategic transactions, (viii) changes to the business and industry that occur during the performance period and the participant’s ability to adapt to those changes, and (ix) any other extraordinary or unusual events that occurred during the year that the Compensation Committee believed should be considered. The Compensation Committee believes that its ability to take these factors into account gives it increased ability to structure annual incentives in a way that recognizes individual performance and other factors relevant to measuring the Company’s success during the fiscal year.

In November 2018, the Compensation Committee determined that it would not increase, reduce or eliminate any of the participants’ annual incentive awards for fiscal year 2018. Adjusted EBITDA as calculated for 2018 for purposes of the 2018 annual incentive program was determined to be $2,614,152,000 representing approximately 91.5% of the Revised Adjusted EBITDA Target. This resulted in each NEO receiving approximately 78.7% of his target award (with Mr. McManus earning 79.0% of his target award under the terms of the program to which he was subject).

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Executive Compensation

The following table sets forth the target percentages for each NEO and the actual bonus that was payable as a result of the 91.5% achievement of the Revised Adjusted EBITDA Target.

NEO	APPLICABLE BASE SALARY	2018 TARGET BONUS (% OF BASE SALARY)	2018 TARGET BONUS	2018 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Murren	$2,000,000	200%	$4,000,000	$3,148,814	78.7%
Mr. D’Arrigo	875,000	150%	1,312,500	1,033,205	78.7%
Mr. Baldwin*	1,650,000	150%	2,475,000	—	—%
Mr. Hornbuckle	1,400,000	175%	2,450,000	1,928,649	78.7%
Mr. McManus	806,438	125%	1,008,048	796,358	79.0%
Mr. Sanders	1,250,000	175%	2,187,500	1,722,008	78.7%

*Mr. Baldwin entered into a separation agreement with the Company on October 10, 2018 and pursuant to the terms of that agreement he was not eligible to receive an annual bonus for 2018.

Adjusted EBITDA is a non-GAAP financial measure, meaning that it is not calculated and reported in accordance with generally accepted accounting principles in the US. For 2018, the following exclusions were approved to corporate consolidated Adjusted EBITDA: (i) property transactions, accelerated depreciation and preopening and start-up expenses impacting recorded income from unconsolidated affiliates, (ii) impairment of goodwill or other intangible assets, (iii) all third party costs in connection with any significant unbudgeted acquisition, disposition or corporate reorganization (including spin-offs, split offs or similar transactions) (for purposes of this clause (iii), an activity will be considered significant if the third party costs incurred in connection with such activity exceed $2 million), (iv) gains or losses attributable to the consolidation of an entity previously accounted for under the equity method, (v) EBITDA attributable to any entity acquired by the Company during 2018, (vi) expenses related to amending or accelerating equity awards, (vii) gains or losses attributable to changes in tax laws, (viii) gains or losses attributable to changes in accounting principles and (ix) any other unforeseen, unusual or extraordinary gains, losses, expenses, revenues, charges or credits not contemplated at the time of the determination of the 2018 budget, to the extent that the Compensation Committee determines prior to December 31, 2018 that any of the items in (ix) should be taken into account. No adjustments were made pursuant to this clause (ix) in 2018.

As noted above, the payout provisions applicable to any Bonus dRSUs granted in respect of 2018 performance granted in 2019 will be paid in equal installments on each of the first four anniversaries of the grant date.

Fiscal Year 2019

For 2019, the Compensation Committee determined that Adjusted EBITDA continues to be a critical metric in measuring Company performance. An appropriate Adjusted EBITDA target for 2019 has also been selected. The 2019 target Adjusted EBITDA that was decided upon under the 2019 annual incentive program is the same target Adjusted EBITDA set by management and approved by the Board in the budgeting process for 2019. In this regard, the Compensation Committee considered the Adjusted EBITDA projected by management for 2019 in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants.

Long-Term Equity Incentives

In addition to any dRSUs earned in respect of the prior year’s performance, for 2018, our long-term incentive compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All three forms of award receive dividend equivalent rights (that is, at the time dividends are paid to other shareholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

Absolute TSR PSUs

The core Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is at least 25%.

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Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending stock price of a share of the Company’s stock must equal the “Target Price,” which is defined as 125% of the beginning stock price. For the purpose of computing the ending stock price, dividends are treated as reinvested in additional shares of stock, and the ending stock price includes the value of these reinvested dividends. No shares are issued unless the ending stock price is at least 60% of the Target Price (i.e., 75% of the beginning stock price) and the maximum payout is 160% of the Target Shares. Provided the ending stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and the third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

By way of example, if the ending stock price was only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending stock price was 120% of the Target Price, then 120% of the Target Shares would be paid.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the Target Price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

Relative TSR PSUs

The core Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the named executive officer at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

RSUs

The Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock price.

All RSUs granted to our NEOs in 2018 vest subject to achievement of a performance target based on Adjusted EBITDA. In order for any such RSUs to be eligible to vest, our Adjusted EBITDA for the six-month period ending on June 30, 2019 must be at least 50% of the Adjusted EBITDA Target for such six-month period as determined by the Compensation Committee excluding certain predetermined items. In determining the Adjusted EBITDA target for the 2018 RSU grants, the Compensation Committee considered the level of performance necessary to incentivize the NEOs to achieve this short-term goal, and determined a target level that was competitive yet has a reasonable likelihood of being achieved during the applicable measurement period.

Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the Adjusted EBITDA Target is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

In making grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs to the NEOs in October 2018, the Compensation Committee allocated approximately 40% in value of the awards to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs based on fair value at grant date. The Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.

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Executive Compensation

In determining the size of the awards, the Compensation Committee does not take into account the value realized by a NEO during a fiscal year from equity awards granted during a prior year; the Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee awarded equity-based compensation to our NEOs in 2018 as follows:

NEO	AWARD TYPE	GRANT DATE	UNITS(A)	GRANT DATE FAIR VALUE OF AWARDS
Mr. Murren	RSU	10/19/2018	105,066	$2,800,000
	Absolute TSR PSU	10/19/2018	85,142	2,100,000
	Relative TSR PSU	10/19/2018	72,194	2,100,000
Mr. D’Arrigo	RSU	10/19/2018	23,265	620,000
	Absolute TSR PSU	10/19/2018	18,853	465,000
	Relative TSR PSU	10/19/2018	15,986	465,000
Mr. Hornbuckle	RSU	10/19/2018	41,276	1,100,000
	Absolute TSR PSU	10/19/2018	33,449	825,000
	Relative TSR PSU	10/19/2018	28,362	825,000
Mr. McManus	RSU	10/19/2018	18,762	500,000
	Absolute TSR PSU	10/19/2018	15,204	375,000
	Relative TSR PSU	10/19/2018	12,892	375,000
Mr. Sanders	RSU	10/19/2018	41,276	1,100,000
	Absolute TSR PSU	10/19/2018	33,449	825,000
	Relative TSR PSU	10/19/2018	28,362	825,000

(A)	Vesting is subject to satisfaction of certain performance criteria, as described above.

Results of Performance Achieved during 2015-2018 Performance Period for PSUs granted in March 2015 and October 2015

In October 2015 and March 2015, the Company granted PSU awards and Profit Growth Plan PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the applicable three-year performance period. Following the completion of the applicable performance period, it was determined that (i) for Profit Growth Plan PSU awards and PSUs granted in October 2015, the ending average stock price of $28.11 was equal to 109% of the “Target Price” of $25.76, and (ii) for PSUs granted in March 2015, the ending average stock price of $35.02 was equal to 135% of the “Target Price” of $25.91. As a result, the executive officers became eligible to receive a number of shares equal to approximately 109% and 135% of their target number of PSUs and Profit Growth Plan PSUs for awards made in October 2015 and PSU awards made in March 2015, respectively. During 2017, recipients of PSU awards received additional make-whole PSUs in order to provide them with the same benefits that would have been provided to them had their outstanding PSUs been modified to provide for dividend equivalents, and dividend equivalents were earned on those awards during 2017 and 2018. As a result, the PSU and Profit Growth Plan award recipients received an aggregate of 112% of their target number of shares in respect of awards made in October 2015, and an aggregate of 137% of their target number of shares in respect of PSU awards made in March 2015.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2018. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows

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NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than for good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits), and the Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits. The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event the purchaser does not assume the awards as part of the change of control. See “Executive Compensation—Estimated Benefits upon Termination.”

The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Compensation Committee also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2018 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

Retirement, Death & Disability – Treatment of Equity Awards

If Mr. Murren remains employed through December 31, 2021, he will be deemed eligible for normal retirement and, subject to 90 days’ notice and Mr. Murren’s assistance with reasonably requested transition matters, all equity awards that have been outstanding for at least one year prior to retirement will become 100% vested. With respect to awards granted before the effective date of his 2016 employment agreement, in the event his employment is terminated for death or disability during the term of his employment agreement, (1) Mr. Murren’s outstanding time-based equity awards that would have vested within the two-year period following his termination will become vested and (2) with respect to any performance share units, a pro-rata portion that would have vested at the end of the applicable performance period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will become vested (subject to the achievement of the applicable performance criteria). If Mr. Murren’s employment terminates for death or disability, equity awards granted after the effective date of his 2016 employment agreement (other than the sign-on RSU award and bonus LTI awards (which are fully vested at the time of grant)) vest in full (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms). All such awards will become payable at the times they would otherwise be paid, but shall continue to remain subject to the restrictive covenants in his employment agreement and subject to forfeiture in the event of any material breach.

In addition, for equity awards granted after January 1, 2017, the Compensation Committee has adopted a policy that provides for additional equity vesting upon retirement for NEOs (and other executives that hold performance share units) other than Mr. Murren. The Retirement Policy only applies to equity awards granted on or after January 1, 2017 (except with respect to the provisions related to death and disability, which apply retroactively). Retirement for this purpose is defined as (i) a voluntary resignation by the participant with 90 days advance written notice after attaining age 60 with 15 years of service or (ii) a voluntary resignation with both 90 days advance written notice and the Compensation Committee’s prior consent after attaining age 55 with 20 years of service. In the event of retirement, with respect to awards outstanding for at least six months prior to the date of such retirement, the participant will be entitled to continued vesting of a pro-rated portion of the participant’s then outstanding and unvested equity awards based upon the number of months employed during the applicable performance or vesting period. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.

In the event of a participant’s termination of employment due to his or her death or disability, the participant is entitled to full acceleration and payment of all time-based awards as of the date of termination for all outstanding equity awards; provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms. Benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the policy.

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Executive Compensation

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants.

The Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. The Compensation Committee has approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us even after taking into account the costs of such reimbursements.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business. Consistent with this policy, we paid our NEOs gross-up payments in respect of services performed in such states during 2018.

Pursuant to his employment agreement, Mr. Murren is entitled to request the personal use of aircraft, but he must generally reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2018, such costs exceeded $250,000, totaling $584,082. Mr. Murren reimbursed us in the amount of $334,082 (the amount that exceeded $250,000). See the Summary Compensation Table for additional details.

We also provide Mr. Murren with certain security services, which includes a personal security detail. The Company’s provision of these services is based on an independent threat assessment study provided to us by an outside firm, which concluded that it was appropriate to provide Mr. Murren with these personal security services. Based on this study, we view these services as a necessary and appropriate business expenses; however, because certain aspects of this benefit may be viewed as conveying a personal benefit to Mr. Murren, we disclose this benefit in our Proxy Statement. The costs reported in the Summary Compensation Table below consist solely of the cost to the Company of providing Mr. Murren with security personnel during those times when he is not conducting Company business.

OTHER COMPENSATION MATTERS

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer, its chief financial officer and its three other highest paid executive officers). Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1 million limitation for “performance-based compensation” if certain requirements set forth in Section 162(m) and the applicable regulations were met and the chief financial officer was not considered a “covered employee.” The Compensation Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to NEOs should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m). Awards to these covered individuals under our previous annual incentive plan, awards that were settled in bonus PSUs under that plan, and annual performance-based grants of equity-based compensation under our Equity Plan were intended to satisfy the requirements for qualifying as performance-based compensation under Section 162(m).

The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and certain individuals who were covered employees in years other than the then-current taxable year. Certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as

52	MGM Resorts International 2019 Proxy Statement

Executive Compensation

of November 2, 2017. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including the deduction limits of revised Section 162(m)) when making compensation decisions, but necessarily reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in its best interests to do so.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ROLAND HERNANDEZ, Chair

MARY CHRIS GAY

ROSE MCKINNEY-JAMES

JAN SWARTZ

DANIEL J. TAYLOR

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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Compensation Tables

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the years ended December 31, 2018, 2017 and 2016.

NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)	NON-EQUITY INCENTIVE PLAN COMPENSATION(D)	ALL OTHER COMPENSATION(E)	TOTAL
James J. Murren Chairman of the Board and Chief Executive Officer	2018	$2,000,000	$—	$7,000,000	$3,148,814	$700,207	$12,849,021
	2017	2,000,000	833,000	7,227,897	3,851,636	667,187	14,579,720
	2016	2,000,000	—	7,437,500	5,652,458	1,519,738	16,609,696
Daniel J. D’Arrigo Former Executive Vice President, Chief Financial Officer and Treasurer	2018	$875,000	$—	$1,550,000	$1,033,205	$43,062	$3,501,267
	2017	875,000	333,000	1,564,376	1,263,818	19,950	4,056,144
	2016	875,000	—	1,215,012	1,854,713	475,137	4,419,862
Robert H. Baldwin Former Chief Customer Development Officer	2018	$1,567,500	$—	$—	$—	$3,276,577	$4,844,077
	2017	1,650,000	333,000	2,002,848	2,383,200	95,937	6,464,985
	2016	1,650,000	—	1,599,999	3,497,459	277,423	7,024,881
William J. Hornbuckle President	2018	$1,400,000	$—	$2,750,000	$1,928,649	$57,079	$6,135,728
	2017	1,400,000	500,000	2,908,792	2,359,127	61,345	7,229,264
	2016	1,269,368	—	2,000,004	2,649,590	193,893	6,112,855
John McManus Executive Vice President, General Counsel and Secretary	2018	$806,438	$—	$1,250,000	$796,358	$39,289	$2,892,085
Corey I. Sanders Chief Operating Officer	2018	$1,250,000	$—	$2,750,000	$1,722,008	$24,201	$5,746,209
	2017	1,250,000	500,000	2,912,371	2,106,363	23,217	6,791,951
	2016	1,119,368	—	2,000,004	2,331,639	176,246	5,627,257

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements.”

(B)	Represents special bonus awards paid in respect of above-average 2017 performance determined outside of the 2017 annual incentive plan. Such amounts were paid in a lump sum in February 2018.

(C)

For 2018, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. For the RSU awards to vest ratably over four years, subject to continued employment, our pre-tax income for the six months ending June 30, 2019 must be at least 50% of the Adjusted EBITDA Target as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items). The RSUs will be cancelled if such performance criterion is not met. As of the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in accordance with FASB ASC 718.

Each Absolute TSR PSU represents the right to receive between 0 and 1.6 shares of common stock based on the Company’s TSR from the grant date to the date that is three years after the grant date (the “Vesting Date”), relative to a target price (the “Target Price”). The Target Price is equal to 125% of the average closing price of our common stock over the 60-calendar-day period ending on the grant date. If the ending average stock price is less than 60% of the Target Price (the “Minimum Price”), then no shares will be issued on the Vesting Date. If the ending average stock price is equal to or greater than 160% of the Target Price (the “Maximum Price”), then 1.6 shares will be issued on the Vesting Date per Absolute TSR PSU. If the ending average stock price as adjusted for the payment of dividends during the performance period is between the Minimum Price and the Maximum Price, then a number of shares will be issued on the Vesting Date per Absolute TSR PSU equal to the ending average stock price divided by the Target Price. For this purpose, the ending average stock price is the average closing price of our common stock over the 60-calendar-day period ending on the Vesting Date as adjusted for the payment of any dividends during the performance period.

For Relative TSR PSUs, the number of shares of common stock ultimately received by the named executive officer at the end of applicable three-year measurement period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target

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Compensation Tables

shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

The grant date fair value for Absolute TSR PSU and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $3.4 million, $0.7 million, $1.3 million, $0.6 million and $1.3 million for Mr. Murren, Mr. D’Arrigo, Mr. Hornbuckle, Mr. McManus, and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.” Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $3.2 million, $0.7 million, $1.2 million, $0.6 million and $1.2 million for Mr. Murren, Mr. D’Arrigo, Mr. Hornbuckle, Mr. McManus, and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information.

Mr. Baldwin entered into a separation agreement with the Company on October 10, 2018 and, as a result, was not eligible to receive an annual equity grant in 2018.

(D)

Consists of compensation earned under the previous annual incentive plan in respect of the 2016 and 2017 fiscal year and, for fiscal year 2018, earned under the 2018 annual incentive program, including the value of bonus PSUs (and, for 2017 and 2018 performance, Bonus dRSUs), as described in “Compensation Discussion and Analysis.” Mr. Baldwin entered into a separation agreement with the Company on October 10, 2018 and pursuant to the terms of that agreement he was not eligible to receive an annual bonus for 2018

(E)	All other compensation for 2018 consists of the following:

NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	OTHER REIMBURSEMENTS(C)	TERMINATION RELATED BENEFITS(D)	OTHER PERQUISITES(E)	TOTAL OTHER COMPENSATION
Mr. Murren	$250,000	$1,500	$43,325	$—	$—	$405,382	$700,207
Mr. D’Arrigo	—	1,500	41,046	516	—	—	43,062
Mr. Baldwin	—	1,500	240,613	—	3,034,464	—	3,276,577
Mr. Hornbuckle	—	—	57,079	—	—	—	57,079
Mr. McManus	—	1,500	37,789	—	—	—	39,289
Mr. Sanders	—	1,500	18,016	4,685	—	—	24,201

(A)

The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts the NEO reimburses. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. If an aircraft flies without passengers before picking up or dropping off a passenger flying for personal reasons, then such “deadhead” segment is included in aggregate incremental costs.

(B)

The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $6,456, $6,626, $58,743, $4,771, $8,714 and $2,457 for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle, Mr. McManus, and Mr. Sanders, respectively). See “Compensation Discussion and Analysis” for our Compensation Committee’s policy on gross-ups.

(C)

For 2018, amounts in this column represent tax gross-ups paid by us in connection with the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered.

(D)	Mr. Baldwin received a severance payment of $3,000,000 and a lump sum payment of $34,464 for health and insurance benefits upon termination in December 2018.

(E)

We provide Mr. Murren with certain security services, which includes a personal security detail. The Company’s provision of these services is based on an independent threat assessment study provided to us by an outside firm, which concluded that it was appropriate to provide Mr. Murren with these personal security services. The amount reported above consists solely of the cost to the Company of providing Mr. Murren with security personnel during those times when he is not conducting Company business which, for 2018, was $405,382.

As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2018.

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Compensation Tables

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2018 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Murren	N/A		$2,000,000	$4,000,000	$7,000,000	—	—	—	$—
	10/19/2018	(C)	—	—	—	—	105,066	—	2,800,000
	10/19/2018	(D)	—	—	—	51,085	85,142	136,227	2,100,000
	10/19/2018	(E)	—	—	—	36,097	72,194	108,291	2,100,000
Mr. D’Arrigo	N/A		$656,250	$1,312,500	$2,296,875	—	—	—	$—
	10/19/2018	(C)	—	—	—	—	23,265	—	620,000
	10/19/2018	(D)	—	—	—	11,312	18,853	30,165	465,000
	10/19/2018	(E)	—	—	—	7,993	15,986	23,979	465,000
Mr. Baldwin	N/A		—	—	—	—	—	—	$—
Mr. Hornbuckle	N/A		$1,225,000	$2,450,000	$4,287,500	—	—	—	$—
	10/19/2018	(C)	—	—	—	—	41,276	—	1,100,000
	10/19/2018	(D)	—	—	—	20,069	33,449	53,518	825,000
	10/19/2018	(E)	—	—	—	14,181	28,362	42,543	825,000
Mr. McManus	N/A		$504,024	$1,008,048	$1,764,084	—	—	—	$—
	10/19/2018	(C)	—	—	—	—	18,762	—	500,000
	10/19/2018	(D)	—	—	—	9,122	15,204	24,326	375,000
	10/19/2018	(E)	—	—	—	6,446	12,892	19,338	375,000
Mr. Sanders	N/A		$1,093,750	$2,187,500	$3,828,125	—	—	—	$—
	10/19/2018	(C)	—	—	—	—	41,276	—	1,100,000
	10/19/2018	(D)	—	—	—	20,069	33,449	53,518	825,000
	10/19/2018	(E)	—	—	—	14,181	28,362	42,543	825,000

(A)

Any portion of the annual cash bonus earned by our NEOs in 2018 in excess of 100% of the NEO’s base salary were paid (i) for the balance between base salary and the NEO’s target bonus, 67% in the form of Bonus dRSUs, with the balance paid in cash, and (ii) for any remaining amount earned in excess of the NEO’s target bonus, 33% in the form of Bonus dRSUs, with the balance paid in cash. See “Compensation Discussion and Analysis.” Mr. Baldwin entered into a separation agreement with the Company on October 10, 2018 and pursuant to the terms of that agreement he was not eligible to receive an annual bonus for 2018.

(B)	See note (B) to the Summary Compensation Table above for more information.

(C)	RSU award.

(D)	Absolute TSR PSU award.

(E)	Relative TSR PSU award.

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Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards of the NEOs as of December 31, 2018. For RSUs, Absolute TSR PSUs and Relative TSR PSUs, the number of units reflects dividend equivalent rights credited during 2018.

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Murren					16,660	(A)	$404,172
					26,748	(B)	648,906
					55,866	(C)	1,355,309
					78,713	(D)	1,909,577
								105,542	(E)	$2,560,449
								126,360	(F)	3,422,504
								168,541	(G)	3,509,403
								165,982	(H)	3,041,719
								59,344	(I)	965,888
								51,819	(J)	—
								85,528	(K)	1,559,190
								72,521	(L)	1,759,359
Mr. D’Arrigo					3,855	(A)	$93,522
					5,975	(B)	144,954
					12,104	(C)	293,643
								23,370	(E)	$566,956
								30,196	(F)	817,877
								37,660	(G)	784,156
								44,522	(H)	815,888
								12,857	(I)	209,267
								11,227	(J)	—
								18,938	(K)	345,244
								16,058	(L)	389,567
Mr. Baldwin					5,076	(A)	$123,144
					3,934	(M)	95,439
					4,966	(N)	120,475
								56,943	(F)	$1,542,330
								49,593	(G)	1,032,627
								83,956	(H)	1,538,545
								15,824	(I)(O)	257,544
								13,818	(J)(O)	—

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Compensation Tables

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Hornbuckle					6,346	(A)	$153,954
					9,838	(B)	238,670
					23,277	(C)	564,700
								41,463	(E)	$1,005,892
								43,138	(F)	1,168,410
								61,992	(G)	1,290,802
								63,603	(H)	1,165,572
								24,726	(I)	402,449
								21,591	(J)	—
								33,600	(K)	612,541
								28,490	(L)	691,167
Mr. McManus					2,998	(A)	$72,731
					4,647	(B)	112,736
					9,311	(C)	225,885
								18,847	(E)	$457,228
								4,963	(F)	134,425
								29,290	(G)	609,872
								10,533	(H)	193,013
								9,890	(I)	160,965
								8,636	(J)	—
								15,272	(K)	278,408
								12,950	(L)	314,167
Mr. Sanders					6,346	(A)	$153,954
					9,838	(B)	238,670
					23,277	(C)	564,700
								41,463	(E)	$1,005,892
								37,962	(F)	1,028,212
								61,992	(G)	1,290,802
								55,970	(H)	1,025,689
								24,726	(I)	402,449
								21,591	(J)	—
								33,600	(K)	612,541
								28,490	(L)	691,167

(A)	RSU award scheduled to vest on 10/5/19.

(B)	RSU award scheduled to vest in equal installments on each of 10/3/19 and 10/3/20.

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Compensation Tables

(C)	RSU award scheduled to vest in equal installments on each of 11/14/19, 11/14/20 and 11/14/21.

(D)	RSU award scheduled to vest on 12/31/21.

(E)	RSU award scheduled to vest in equal installments on each of 10/19/19, 10/19/20, 10/19/21 and 10/19/22.

(F)	Bonus Absolute TSR PSU award scheduled to vest on 3/7/19.

(G)	Absolute TSR PSU award scheduled to vest on 10/3/19.

(H)	Bonus Absolute TSR PSU award scheduled to vest on 3/6/20.

(I)	Absolute TSR PSU award scheduled to vest on 11/14/20.

(J)	Relative TSR PSU award scheduled to vest on 11/14/20.

(K)	Absolute TSR PSU award scheduled to vest on 10/19/21.

(L)	Relative TSR PSU award scheduled to vest on 10/19/21.

(M)	RSU award scheduled to vest on 10/3/19.

(N)	RSU award scheduled to vest on 11/14/2019.

(O)	Due to Mr. Baldwin’s termination, amount is subject to proration upon payout for the period of time employed during the awards’ vesting period.

OPTION/SAR EXERCISES AND STOCK VESTED

The following table shows SAR exercises, RSU and performance share units vesting for the NEOs during 2018. For option/SAR awards, if any, the value realized is calculated as the difference between the closing share price on the date of exercise and the exercise price, times the number of options/SARs exercised. For RSUs and performance share units, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	SAR AWARDS		STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
Mr. Murren	—	$—	94,192	$1,548,236	456,040	$12,985,474
Mr. D’Arrigo	225,000	4,660,500	20,916	355,148	104,736	2,969,062
Mr. Baldwin	—	—	31,206	452,196	181,192	5,286,416
Mr. Hornbuckle	—	—	41,444	607,217	156,763	4,438,130
Mr. McManus	—	—	13,493	275,310	57,679	1,516,515
Mr. Sanders	—	—	39,034	595,845	167,763	4,687,825

For Messrs. Murren, D’Arrigo, Baldwin, Hornbuckle, McManus and Sanders, the number of shares acquired on vesting under Stock Awards (RSUs) includes 35,632, 7,482, 14,109, 18,456, 3,079, and 16,479 Bonus dRSUs (including DEUs accrued thereon), respectively. These Bonus dRSUs were granted during 2018 and were fully vested on the grant date, but the settlement and receipt of shares has been deferred and will be paid on the third anniversary of the grant date. Because no value was realized, and shares were acquired, upon vesting of these Bonus dRSUs, no value is reflected for these awards in the table above. As of the grant date, the value of each executive’s Bonus dRSU award (not including the value of any DEUs credited following the grant date) was equal to (i) the number of Bonus dRSUs granted multiplied by (ii) $35.38, the price of our common stock on the grant date.

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Compensation Tables

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation to the NEOs in 2018 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Murren	$—	$—	$(3,006)	$—	$99,246
Mr. D’Arrigo	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—
Mr. Hornbuckle	—	—	(2,437)	—	52,926
Mr. McManus	—	—	—	—	—
Mr. Sanders	—	—	—	—	—
Total	$—	$—	$(5,443)	$—	$152,172

(A)	None of these amounts was included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2018 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards.

	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)		OTHER(F)	TOTAL
Death or Disability
Mr. Murren	$2,000,000	$—	$4,968,836	$6,906,674		$68,134	$13,943,644
Mr. D’Arrigo	437,500	—	1,099,075	1,728,234		—	3,264,809
Mr. Hornbuckle	700,000	—	1,963,216	2,996,959		—	5,660,175
Mr. McManus	425,000	—	868,581	1,363,412		—	2,656,993
Mr. Sanders	625,000	—	1,963,216	2,996,959		—	5,585,175
Company Terminates Without Good Cause Mr. Murren	$8,000,000	$—	$3,236,842	$6,906,674		$73,502	$18,217,018
Mr. D’Arrigo	2,187,500	—	405,627	1,226,171		36,187	3,855,485
Mr. Baldwin	3,000,000	—	339,058	1,215,211	(G)	34,464	4,588,733
Mr. Hornbuckle	3,850,000	—	713,001	2,097,123		36,187	6,696,311
Mr. McManus	1,858,048	—	318,704	960,800		36,187	3,173,739
Mr. Sanders	3,437,500	—	713,001	2,097,123		12,664	6,260,288

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	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)	OTHER(F)	TOTAL
NEO Terminates Without Good Cause/Company Terminates With Good Cause Mr. Murren	$—	$—	$—	$—	$—	$—
Mr. D’Arrigo	—	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—	—
Mr. McManus	—	—	—	—	—	—
Mr. Sanders	—	—	—	—	—	—
NEO Terminates With Good Cause Mr. Murren	$8,000,000	$—	$3,236,842	$6,906,674	$73,502	$18,217,018
Mr. D’Arrigo	2,187,500	—	405,627	1,226,171	36,187	3,855,485
Mr. Hornbuckle	3,850,000	—	713,001	2,097,123	36,187	6,696,311
Mr. McManus	1,858,048	—	318,704	960,800	36,187	3,173,739
Mr. Sanders	3,437,500	—	713,001	2,097,123	12,664	6,260,288
Change of Control(H) Mr. Murren	$10,000,000	$—	$4,968,836	$7,793,840	$73,502	$22,836,178
Mr. D’Arrigo	4,000,000	—	1,099,075	1,728,234	72,373	6,899,682
Mr. Hornbuckle	4,000,000	—	1,963,216	2,996,959	72,373	9,032,548
Mr. McManus	3,716,096	—	868,581	1,363,412	72,373	6,020,462
Mr. Sanders	4,000,000	—	1,963,216	2,996,959	25,329	8,985,504
Retirement pursuant to Retirement Policy(I) Mr. Murren	$—	$—	$—	$—	$—	$—
Mr. D’Arrigo	—	—	—	—	—	—
Mr. Hornbuckle	—	—	159,354	151,286	—	310,640
Mr. McManus	—	—	—	—	—	—
Mr. Sanders	—	—	—	—	—	—

(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination. Mr. Baldwin received a severance payment of $3,000,000 upon termination in December 2018.

(B)

The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 31, 2018, which was $24.26. The calculation excludes any values attributable to SARs that are already vested.

(C)

For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that the applicable performance criteria was achieved at target level.

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Compensation Tables

(E)	Assumes that December 31, 2018 was the end of the performance period for Absolute TSR PSUs and Relative TSR PSUs.

(F)

For death or disability termination scenario, includes for Mr. Murren any reimbursement of group life insurance premiums and medical expenses to be provided under the disability scenario based on actual amounts paid in 2018 of $68,134, and under the death scenario, a reimbursement of medical expenses to be provided based on actual amounts paid in 2018. Under all other scenarios for Mr. Murren, includes a reimbursement of group life insurance premiums, medical expenses and associated taxes and premiums for long-term disability insurance based on actual amounts paid in 2018. For all other termination scenarios, includes for all other NEOs the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”

(G)	Due to Mr. Baldwin’s termination, amount is subject to proration upon payout for the period of time employed during the awards’ vesting period.

(H)

Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of Stock Options and SARs,” “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

(I)	As of December 31, 2018, only Mr. Hornbuckle would have been eligible for retirement benefits under the Retirement Policy.

Employment Agreements

We are party to employment agreements with all of our NEOs. We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. During 2016, we successfully negotiated new employment agreements with Mr. Murren, Mr. Hornbuckle, and Mr. Sanders. Specifically, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren, which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year and a target annual bonus equal to 200% of base salary; on December 6, 2016, we entered into an employment agreement with Mr. Hornbuckle, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,400,000 per year and a target annual bonus equal to 175% of base salary; and on December 6, 2016, we entered into an employment agreement with Mr. Sanders, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,250,000 per year and a target annual bonus of 175% of base salary. For Mr. Sanders and Mr. Hornbuckle, the new employment agreements contain severance protection that is generally the same as the severance protections afforded under their prior agreements, except that the maximum amount of cash “severance payments” that each can receive was increased from $3 million to $4 million. As well, Mr. Hornbuckle’s new employment agreement provides for a successorship provision, pursuant to which Mr. Hornbuckle may terminate his employment with the Company (and receive severance benefits) as a result of the Company’s failure to appoint him as a successor to Mr. Murren in the event Mr. Murren’s employment with the Company is terminated prior to November 14, 2020.

During 2018, we were also party to employment agreements with Mr. D’Arrigo and Mr. McManus. On August 24, 2015, we entered into an employment agreement with Mr. D’Arrigo, effective as of May 4, 2015, which provides for a term until May 3, 2019 and a minimum base salary of $875,000 per year. On November 15, 2016, we entered into an employment agreement with Mr. McManus, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a base salary of $800,000 during the first and second year of his agreement, and $850,000 during the third and fourth year of his agreement.

Mr. D’Arrigo has opted to take advantage of a voluntary resignation program offered as part of MGM 2020 and resign from his role as Chief Financial Officer effective March 1, 2019, but will remain in an advisory role until March 22, 2019. On February 21, 2019, Mr. D’Arrigo and the Company entered into a Separation Agreement and Complete Release of Claims (the “Separation Agreement”) in connection with Mr. D’Arrigo’s resignation. Pursuant to the terms of the Separation Agreement, Mr. D’Arrigo became eligible to receive a severance payment of $3,317,861.28, representing 1.5 times the sum of (i) his annual base salary, (ii) twelve months of COBRA payments and (iii) his 2019 target bonus. All of Mr. D’Arrigo’s outstanding equity awards will continue to vest in accordance with their terms. Any equity awards with a performance condition will remain subject to the performance vesting conditions under the terms of such awards.

Employment Agreement with Mr. Murren, our Chief Executive Officer

As discussed above, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren (the “Employment Agreement”), which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year. The Employment Agreement also provides for a target bonus for each of fiscal years 2017-2021 equal to 200% of Mr. Murren’s base salary, up to a maximum bonus of 175% of the target bonus. The Employment Agreement provides that, beginning with any bonus payable in respect of services performed for fiscal year 2017 or thereafter, to the extent any such bonus is earned in excess of 100% of Mr. Murren’s base salary at the beginning of such fiscal year (such excess portion, the “Excess Bonus Amount”), the Excess Bonus Amount would (i) for the first portion between base salary and Mr. Murren’s

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target bonus, be payable 67% in the form of fully vested bonus PSUs (with the balance in cash) and (ii) for the remainder, be payable 33% in the form of bonus PSUs (with the balance in cash). In 2017, in consultation with Mr. Murren, it was decided that any Excess Bonus Amount would instead be paid in Bonus dRSUs, as further described above. The target number of Bonus dRSUs will have an accounting value equal to the applicable percentage of the Excess Bonus Amount. The Bonus dRSUs granted in respect of 2018 performance will be paid in shares of Company Common Stock upon the earlier to occur of (i) a Change of Control (as defined in the Employment Agreement), so long as such Change of Control complies with Section 409A, or (ii) the third anniversary of the date on which the applicable Bonus dRSUs were granted. The Employment Agreement further provides Mr. Murren with certain other benefits and perquisites, which are discussed in greater detail in the Employment Agreement.

In the event of a termination of Mr. Murren’s employment for Good Cause by the Company prior to the end of the term, Mr. Murren will receive (i) an amount equal to his annual base salary through the date of such termination; (ii) any earned but unpaid discretionary bonus due to him; (iii) indemnification pursuant to the terms of the Employment Agreement; and (iv) any other amounts or benefits Mr. Murren may be entitled to in accordance with the Company’s benefit, equity or fringe benefit plans, programs and policies that Mr. Murren participated in prior to such termination ((i) through (iv), the “Accrued Obligations”).

If the Company terminates Mr. Murren without Good Cause by the Company during the term of the Employment Agreement or if Mr. Murren terminates his employment for Employee’s Good Cause, Mr. Murren will be entitled to receive (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) an amount equal to his annual base salary for an additional 12 month period following such termination; (iii) any bonus attributable to the Company’s most recently completed fiscal year to the extent not previously paid; and (iv) a lump sum payment equal to the excess of (x) the product of (A) 1.5 and (B) the sum of Mr. Murren’s base salary and his target bonus for the year of termination (capped at $8,000,000) over (y) his annual base salary for the 12 month period prior to his termination. Mr. Murren’s outstanding time-based restricted stock units that would have vested or become exercisable within the two-year period following his termination will become vested and exercisable and paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). With respect to any performance-based restricted stock units, a pro-rata portion that would have vested at the end of the applicable performance period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will be paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). In addition, Mr. Murren would be entitled to a lump sum payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health, disability and life insurance coverage provided by the Company prior to such termination date. Any such severance payments will be subject to Mr. Murren’s execution and non-revocation of a general release of claims.

In the event of a termination of Mr. Murren’s employment as the result of his death or a termination by the Company due to disability, the Company will pay to Mr. Murren or his beneficiary (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) his base salary for an additional 12 months following his death or termination; (iii) any bonus attributable to the most recent completed fiscal year to the extent not previously paid; (iv) a lump sum cash payment in an amount equal to what Mr. Murren’s bonus would have been for the fiscal year in which his death or termination occurs, pro-rated through the date of his death or termination; (v) the equity benefits described in the prior paragraph; and (vi) a lump sum cash payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health insurance coverage (and, for termination due to disability only, an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued life insurance coverage). The Employment Agreement also provides that if Mr. Murren’s employment terminates due to death or disability, equity awards granted after the effective date (other than the sign-on RSU award described above and the 2016 bonus and annual grant awards) (the “New Equity Awards”) will vest in full (subject to the achievement of the applicable performance criteria), and will otherwise be paid consistent with a no-cause termination.

In addition, if Mr. Murren’s employment terminates following the end of the term and such termination is due to Retirement (as defined in the Employment Agreement), by the Company without Good Cause or by Mr. Murren for Employee’s Good Cause, New Equity Awards outstanding for at least one year vest in full and are otherwise paid consistent with a no-cause termination.

The Employment Agreement contains a non-compete covenant generally prohibiting Mr. Murren from providing services to a competitor or soliciting employees or business contacts for 12 months following termination of his employment during the employment term (subject to certain exceptions as described in the Employment Agreement). In addition, the Employment Agreement mandates that Mr. Murren’s confidentiality obligations continue even after his termination of employment.

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Compensation Tables

Under the Employment Agreement, “Employee’s Good Cause” generally means (i) the failure of the Company to pay Mr. Murren any compensation when due; (ii) a material reduction in the scope of Mr. Murren’s duties or responsibilities or any reduction in his salary or target bonus percentage; (iii) Mr. Murren’s failure to be employed as Chief Executive Officer or failure of the Board to nominate him as a member of the Board; (iv) a relocation of Mr. Murren’s principal place of employment or the Company’s corporate headquarters outside of the greater Las Vegas area; or (v) any material breach by the Company of the Employment Agreement.

“Good Cause” by the Company generally means: (i) Mr. Murren’s (a) failure to abide by the Company’s policies and procedures (whether generally applicable to all employees, executive officers, or otherwise) that is reasonably likely to result in injury to the Company economically or otherwise, excluding a failure that Mr. Murren could not be reasonably expected to realize would constitute such a failure, provided that, a violation of any policies applicable solely to Company’s executive officers shall be deemed reasonably likely to result in injury to the Company; (b) misconduct which is reasonably likely to result in injury to the Company economically or otherwise, excluding conduct that Mr. Murren could not be reasonably expected to have understood would constitute such misconduct; (c) failure to competently perform his statutory or reasonably assigned duties with the Company at a level that can be reasonably expected of a person with his position, excluding a failure that he could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from his incapacity due to physical or mental illness or from assignment of duties that would constitute Employee’s Good Cause); or (d) other material breach of the Employment Agreement, which failure, misconduct or breach is not cured by Employee within thirty (30) days; or (ii) Mr. Murren’s failure to comply with certain licensing requirements under the Employment Agreement.

Uniform Severance and Change of Control Policies—Executive Officers (Including NEOs, other than the Chief Executive Officer)

In 2012, the Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement and in the terms of equity award agreements entered into with each of the NEOs. An overview of the severance benefits provided to NEOs (other than the CEO) are as follows:

•	1.0x the sum of base salary and target bonus (subject to a $4 million cap for Mr. Hornbuckle, Mr. McManus, and Mr. Sanders), payable over a 12-month period.

•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).

•

“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving in the executive’s position; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Company to pay the executive any compensation when due.

•

“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a 6-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. As discussed above, the retirement policy provides that our NEOs are entitled to full acceleration and payment of all awards with time-based vesting conditions as of the date of termination due to death or disability (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms).

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Change of Control Policy

In 2012, in connection with the implementation of the Severance Policy, the Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards).

The benefits provided under the Change of Control Policy to our NEOs are as follows:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus (subject to $10 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

2.0x the sum of base salary and target bonus (subject to $4 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the applicable NEO employment agreements, applicable equity award agreements and/or the applicable annual bonus awards.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then he would generally be entitled to receive the following:

•	for Mr. Murren only, any unpaid bonus in respect of the most recently completed fiscal year; and

•	vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

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CEO Pay Ratio Disclosure

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Murren, our Chief Executive Officer and the annual total compensation of our employees.

Last year, to identify the median of the annual total compensation of all our employees (other than the CEO), we took the following steps:

We determined that, as of October 1, 2017, our employee population consisted of approximately 75,954 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date, and included our employees as well as the employees of our consolidated subsidiaries, including 7,763 employees in Macau employed by MGM China.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of our employees for the nine months ended September 30, 2017 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations.

We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the nine months ended September 30, 2017. We did not make any cost of living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group.

Because there have not been any changes that we reasonably believe would significantly affect this year’s pay ratio as compared to last year’s, the applicable SEC rules permit us to use the same median employee identified last year (the “Original Median Employee”) in order to calculate this year’s pay ratio. Based on our internal review procedures, there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. However, because the Original Median Employee is no longer employed by the Company, we do not think it is appropriate to use the Original Median Employee for this year. As permitted under the applicable SEC rules, we have instead identified another employee whose compensation is substantially similar to the Original Median Employee based on the methodology described above.

Based on this, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer, was $36,192 and the annual total compensation of our Chief Executive Officer was $12,849,021, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees included in our calculations of 355 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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Reconciliations and Non-GAAP Financial Measures

RECONCILIATIONS AND

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Property EBITDA are non-GAAP financial measures. A reconciliation to the GAAP measure and other information can be found on pages 39 through 43 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 27, 2019.

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Notice Concerning Stockholder Proposals and Nominations

NOTICE CONCERNING STOCKHOLDER

PROPOSALS AND NOMINATIONS

We intend to hold our 2020 annual meeting of stockholders in May 2020. Proposals of stockholders intended to be presented at the 2020 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before November 21, 2019 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2020 annual meeting of stockholders, must be received by us no earlier than January 2, 2020 and no later than February 1, 2020 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 22, 2019 and no later than November 21, 2019. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2020 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

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MGM RESORTS INTERNATIONAL ATTN: CORPORATE SECRETARY 3600 Las Vegas Blvd. South Las Vegas, Nevada 89109 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/30/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a. Mary Chris Gay 1b. William W. Grounds 1c. Alexis M. Herman 1d. Roland Hernandez 1e. John Kilroy 1f. Rose McKinney—James 1g. Keith A. Meister 1h. James J. Murren 1i. Paul Salem 1j. Gregory M. Spierkel Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain 1k. Jan G. Swartz 1l. Daniel J. Taylor For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3 2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2019. 3. To approve, on an advisory basis, the compensation of our named executive officers. For Against Abstain Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000406788_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com MGM RESORTS INTERNATIONAL This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 01, 2019 2:00 PM Pacific Time The undersigned hereby appoints GREGORY M. SPIERKEL, ALEXIS M. HERMAN and ROLAND HERNANDEZ, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held on the 3rd Floor of the MGM Grand Conference Center, located at 4701 Koval Lane, Las Vegas, Nevada 89109, on May 1, 2019, at 2:00 p.m., Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000406788_2 R1.0.1.18